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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THQ INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(2)	Form, Schedule or Registration Statement No.:
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29903 Agoura Road Agoura Hills, California 91301

JULY 13, 2010

Dear Fellow Stockholder:

        On behalf of your Board of Directors, I would like to extend a personal invitation for you to attend THQ's 2010 Annual Meeting of Stockholders on Tuesday, August 10, 2010 at 9:00 a.m., Pacific Daylight Time. The Annual Meeting will be held at the Four Seasons Hotel, Two Dole Drive, Westlake Village, California 91362.

        At this year's Annual Meeting, you will be asked to:

    •
    Elect as directors the seven nominees identified in this Proxy Statement;

    •
    Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2011; and

    •
    Conduct any other business properly brought before the Annual Meeting.

        Information regarding these matters is set forth in the accompanying Notice of 2010 Annual Meeting of Stockholders and Proxy Statement, to which you are urged to give your prompt attention.

        I know that it is not practical for most stockholders to attend the Annual Meeting in person. Whether or not you are able to attend in person, your vote is important. In addition to using the enclosed proxy card to vote your shares, you may submit your vote via the Internet or a toll-free telephone number. Instructions for using these services are provided on your proxy card. Mailing in your proxy card or voting your shares by using the telephone or the Internet will not limit your right to withdraw your proxy and vote in person, should you wish to attend the meeting.

        Thank you for your ongoing support of THQ.

Very truly yours,

Brian J. Farrell Chairman of the Board of Directors, President and Chief Executive Officer

THQ Inc.
29903 Agoura Road
Agoura Hills, California 91301

Important Notice Regarding the Availability of Proxy Materials for
THQ's 2010 Annual Meeting of Stockholders to be held on August 10, 2010

THQ's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended
March 31, 2010 are available at http://investor.thq.com

To the Stockholders of THQ Inc.:

        NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of THQ Inc., a Delaware corporation (the "Company"), will be held on Tuesday, August 10, 2010 at 9:00 a.m., Pacific Daylight Time, at the Four Seasons Hotel, Two Dole Drive, Westlake Village, California 91362, for the following purposes, all as set forth in the attached Proxy Statement:

  1.
  To elect as directors the nominees identified in the Company's Proxy Statement to serve on our Board of Directors until the next Annual Meeting and until their successors qualify and are duly elected;

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2011; and

  3.
  To transact such other business as may properly come before the Annual Meeting and any adjournment thereof. The Company does not know of any matter to be presented at the Annual Meeting other than those described in the Company's Proxy Statement.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR
EACH OF THE NOMINEES AND FOR EACH PROPOSAL.

        The Board of Directors has fixed the close of business on June 16, 2010 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any continuation, postponement or adjournment thereof. If you held shares as of that date, you may vote and attend the meeting.

        Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible using one of three convenient methods: (i) by accessing the Internet site described in these voting materials or the voting instruction form provided to you; (ii) by calling the toll-free number described in these voting materials; or (iii) by signing, dating and returning your proxy card. If you choose to vote via telephone or the Internet, you will have a PIN number assigned to you on the proxy card that you will use to safeguard your vote. If you sign and return your proxy and come to the meeting, your proxy may be returned to you, if you wish.

By Order of the Board of Directors

Agoura Hills, California July 13, 2010	Edward L. Kaufman Secretary

THQ Inc.
29903 Agoura Road
Agoura Hills, California 91301

PROXY STATEMENT
dated July 13, 2010
for
THQ's 2010 Annual Meeting of Stockholders
to be Held on August 10, 2010

INFORMATION ABOUT THE 2010 ANNUAL MEETING OF STOCKHOLDERS

WHY DID WE SEND YOU THIS PROXY STATEMENT?

        We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors ("Board") is soliciting your proxy to vote at our 2010 Annual Meeting of stockholders of THQ Inc. (referred to herein as "we," "us," "THQ," or the "Company"). The Proxy Statement gives you information on the proposals to be voted upon at the Annual Meeting, as well as other information so that you can make an informed decision. You are invited to attend the Annual Meeting to vote on the proposals, but you do not need to attend in person in order to vote. You may instead vote by mail using the enclosed proxy card, or vote by using the Internet or the telephone as described in the instructions printed on your proxy card. The Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about July 13, 2010.

TIME, DATE AND PLACE OF THE ANNUAL MEETING

        Our Annual Meeting will be held at 9:00 a.m., Pacific Daylight Time, on Tuesday, August 10, 2010 at the Four Seasons Hotel, Two Dole Drive, Westlake Village, California 91362. If you have any questions regarding this Proxy Statement or the Annual Meeting, you may direct them in writing to our Secretary at our mailing address as set forth on the cover page.

WHAT AM I VOTING ON?

        At our Annual Meeting, we are asking you to:

    •
    Elect as directors the seven nominees identified in this Proxy Statement;

    •
    Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2011; and

    •
    Conduct any other business properly brought before the Annual Meeting.

WHO CAN VOTE?

        The Board has set June 16, 2010 as the record date for the Annual Meeting. You are entitled to vote if you held our common stock, either as a stockholder of record or as a beneficial owner, as of the close of business on such date.

HOW MANY VOTES DO I HAVE?

        Each share of common stock is entitled to one vote on each of the matters presented for a vote at the Annual Meeting.

HOW MANY VOTES ARE REQUIRED TO CONDUCT THE MEETING?

        A majority of our outstanding shares of common stock as of June 16, 2010 must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Such stockholders are counted as present at the meeting if they are present at the Annual Meeting or have properly submitted a proxy card. As of June 16, 2010, there were 67,758,466 shares of common stock outstanding and entitled to vote. Shares representing a majority of the outstanding shares, or 33,879,234, will constitute a quorum for the Annual Meeting.

HOW DO I VOTE IN PERSON?

        Your shares may be voted at the Annual Meeting if you are present in person or represented by a valid proxy.

HOW DO I VOTE BY PROXY?

        If you properly fill in your proxy card and send it to us in time to vote, or if you vote by using the Internet or vote by telephone as instructed on your proxy card, your "proxies" (Brian J. Farrell and Paul J. Pucino) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the proxies will vote your shares as follows:

  •
  FOR the election as directors the seven nominees identified in this Proxy Statement;

  •
  FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2011.

        Even if you currently plan to attend the Annual Meeting, it is a good idea to complete and return your proxy card, or vote by using the Internet or the telephone before the Annual Meeting date, just in case your plans change.

CAN I REVOKE MY PROXY?

        Yes. You may revoke your proxy by delivering written notice of revocation, or a properly executed and later dated proxy, to our Secretary at any time prior to the close of the voting. In addition, if you attend the Annual Meeting you may vote your shares personally and revoke your previously granted proxy at that time. Attendance at the Annual Meeting will not, in itself, constitute a revocation of a previously granted proxy. If you submit a valid proxy and do not subsequently revoke it, your shares will be voted as provided on the proxy.

WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A "STREET NAME" HOLDER?

        If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in "street name."

WHAT VOTE IS REQUIRED FOR EACH PROPOSAL?

        Election of Directors (Proposal 1):    In the election of directors, you may vote either "for" each nominee or "withhold" your vote for each nominee. The seven nominees receiving the highest number of "for" votes will be elected as directors.

        Ratification of Deloitte & Touche (Proposal 2):    You may vote "for," "against," or "abstain" from voting with respect to the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2011. Abstentions, although counted for purposes of determining whether a quorum is present, will not be counted for any other purpose with respect to this proposal.

        All Other Matters:    All other matters being voted upon will be approved if a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, cast affirmative votes with respect to such matters.

        Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. A "broker non-vote" occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in "street name" with a broker and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum. Brokers generally have discretionary authority to vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants. Brokers, however, do not have discretionary authority to vote on the election of directors to serve on our Board.

        If you sign and return your proxy without voting instructions, your shares will be counted as a "for" vote in favor of each nominee and "for" each other proposal.

WHO WILL COUNT THE VOTE?

        Votes cast in person or by proxy prior to the close of voting at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will (i) determine whether a quorum exists, (ii) determine the authenticity, validity and effect of proxies, and (iii) receive and count the votes of our shares of common stock.

WILL ANYTHING ELSE BE VOTED ON AT THE ANNUAL MEETING?

        Our Board knows of no matters, other than those stated above, to be presented and considered at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if a quorum is not present, vote such proxy to adjourn the Annual Meeting from time to time.

WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

        We will announce preliminary voting results at the Annual Meeting. We will also publish the final results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission ("SEC") within four business days after our Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (818) 871-5125. You can also get a copy on the Internet at http://investor.thq.com/ or through the SEC's electronic data system, called EDGAR, at www.sec.gov.

COSTS OF SOLICITING THESE PROXIES

        We pay the expenses of preparing, printing and mailing this Proxy Statement and the proxy cards. Proxies may be solicited by our officers, directors and regular employees, without extra pay, by personal interviews, telephone, mail, e-mail or other appropriate means. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their reasonable out-of-pocket expenses.

        Additionally, we have engaged the services of MacKenzie Partners, Inc. to assist us with the solicitation of proxies. We anticipate the cost of such engagement to be approximately $10,000.

 PROPOSAL NUMBER 1
ELECTION OF DIRECTORS

        Our nominees for the election of directors at the Annual Meeting include six independent directors, as defined in the applicable rules for companies traded on the NASDAQ Global Select Market (NASDAQ), and our President and Chief Executive Officer, Brian J. Farrell. Stockholders elect all directors annually. At the recommendation of the Nominating/Corporate Governance Committee, the Board has selected the nominees to serve as directors for the term beginning at the Annual Meeting on August 10, 2010 until the next annual meeting of stockholders and the election and qualification of their successors, if any.

        Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this proposal. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

        Pursuant to THQ's Bylaws, directors shall be elected by a plurality of the votes cast in the election of the directors. In accordance with our Bylaws, since our Secretary did not receive timely and proper notice from a stockholder indicating an intention to nominate one or more candidates to compete with the Board's nominees, the election of directors is considered "uncontested" and therefore, as long as a quorum is present at the Annual Meeting, the seven nominees nominated by the Board will be elected to the Board.

        All director nominees are currently serving on the Board. There is no family relationship between any nominee and any other nominee or executive officer of the Company. In the last fiscal year, there were no reportable business relationships between the Company and any director.

  The Board recommends that you vote "FOR" the election of each of the nominees.

        All of our directors bring to the Board a wealth of leadership and management experience, including board experience and experience derived from their service as executives of large public companies. Certain individual experience, qualifications, attributes and skills of each of our directors that we believe contribute to the Board's effectiveness and success and led the Board to conclude that such directors should be re-nominated as directors are described in each of the biographies below.

        Brian J. Farrell (age 56) has been our President and Chief Executive Officer since January 1995 and a director since March 1993. Between October 1992 and January 1995, Mr. Farrell served as our Executive Vice President and Chief Operating Officer. From July 1991 to October 1992, Mr. Farrell served as our Vice President, Chief Financial Officer and Treasurer. From 1984 until joining us, Mr. Farrell was Vice President and Chief Financial Officer of Hotel Investors Trust, a real estate investment trust. Mr. Farrell was employed by Deloitte Haskins & Sells, a predecessor of Deloitte & Touche LLP, an international accounting firm and our current auditors, from 1978 to 1984.

        Mr. Farrell's qualifications for election to our Board include his depth of institutional knowledge and understanding of our company and our business, which he has gained from his almost 20 years with the company, including 15 years of service as our President and Chief Executive Officer. Mr. Farrell has strong financial knowledge, having worked with Deloitte Haskins & Sells and as a Chief Financial Officer and Treasurer of a large company. Additionally, we believe it is crucial to have the perspective of the Company's Chief Executive Officer represented on the Board to provide direct insight into the Company's day-to-day operation and strategic vision.

        Lawrence Burstein (age 67) has been a director since July 1991. Since March 1996, Mr. Burstein has served as President and a director and has been a stockholder of Unity Venture Capital Associates Ltd., a private investment company. From 1986 through March 1996, Mr. Burstein was President, a director and a principal stockholder of Trinity Capital Corporation, a private investment company. Mr. Burstein is a director of CAS Medical Systems, Inc., I.D. Systems, Inc., Atrinsic, Inc., and Millennium India Acquisition Corp.

        Mr. Burstein's qualifications for election to our Board include the financial expertise he has gained in almost 25 years as president and director of private investment companies, as well as the institutional knowledge he has gained in his almost two decades with THQ. Mr. Burstein also possesses extensive knowledge regarding corporate governance matters and other items applicable to public companies through his service on the boards of directors of several other public companies.

        Henry T. DeNero (age 64) has been a director since June 2003. Since January 2001, Mr. DeNero has been an independent management consultant. From January 1999 to December 2000, he was Chairman and Chief Executive Officer of HomeSpace, Inc., an Internet company in the real estate and mortgage services business. From July 1995 to December 1998, he was Executive Vice President of First Data Corporation, a computer services company. From June 1994 to June 1995, Mr. DeNero was an independent management consultant. From April 1992 to April 1994, he was Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation (now Target Corporation), a general merchandise retailer. From 1973 to 1992, he was with the management consulting firm, McKinsey & Company, Inc., first as an associate and later as a principal (junior partner) and then a director (senior partner) of the firm. Mr. DeNero is also a director of Western Digital Corporation.

        Mr. DeNero's qualifications for election to our Board include his extensive financial experience, which qualify him as an audit committee financial expert, as defined by SEC rules. In addition to several executive and consultant roles, Mr. DeNero served as chief financial officer of Target Corporation, a top retailer in the video game industry, which provides our Board with invaluable insight into the financial aspects of the retail environment in our industry.

        Brian P. Dougherty (age 53) has been a director since November 2002. Mr. Dougherty is the founder, Chief Executive Officer and Chairman of the Board of AirSet, Inc. (formerly Airena, Inc.), a software development company that he founded in 2003. In the 22 years prior to founding AirSet, Mr. Dougherty founded and served as chief executive officer and/or chief technology officer as well as a director of several companies, including the following: Imagic, a third-party maker of games for the Atari 2600, and other early video game consoles; Geoworks Corporation, a publicly-traded company that developed video games for consoles and PCs, productivity software and operating systems for PCs, and operating systems and applications for mobile phones; Global PC, Inc., a company that provided an easy-to-use internet-driven personal computer system targeting the first-time user market; MyTurn.com, a publicly-traded company that acquired substantially all of the assets of Global PC and was a provider of easy-to-use Internet-driven related computing products and services targeted at providing a complete solution to those without computers and access to the Internet; and Wink Communications, a publicly traded provider of end-to-end interactive television services to the cable and satellite industries. Mr. Dougherty became Chief Technology Officer of MyTurn.com five months before it filed a voluntary petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California in March 2001. Mr. Dougherty's role as Chief Technology Officer did not involve leading the company from an operational perspective nor raising financing for ongoing operations—Mr. Dougherty was responsible for integrating the GEOS operating system, which MyTurn.com licensed from Geoworks Corporation, into the company's GlobalPC product. Mr. Dougherty began his career in the video game industry in 1979 with Mattel, where he created games for the Intellivision. Mr. Dougherty has a BS in Electrical Engineering and Computer Science from UC Berkeley.

        Mr. Dougherty's qualifications for election to our Board include his experience as the founder and Chief Executive Officer of other software/gaming technology companies. In those positions, among other things, Mr. Dougherty has also gained unique experience and valuable insight regarding not only our core business, but also the Internet and other emerging software/technology businesses.

        Jeffrey W. Griffiths (age 59) has been a director since October 2005. Since September 2006, Mr. Griffiths has served as the President and Chief Executive Officer of Lumber Liquidators, a national retailer of hardwood flooring. Mr. Griffiths was President and Chief Executive Officer of video game retailer Electronics Boutique Holdings Corp. ("EB") from 2001 through 2005, when EB merged with GameStop Corp. Mr. Griffiths' career at EB spanned more than 20 years. He served as Vice President and Senior Vice President of Merchandising, Marketing and Distribution for EB from 1987 to 1996 and from 1996 to 2001, respectively. Mr. Griffiths also served as a director of EB from 2001 to 2005 and of Game PLC, formerly Electronics Boutique PLC, from 1995 to 1997. He serves on the board of Trustees of Albright College and the board of directors of the Philadelphia Academies Inc. and Lumber Liquidators. Mr. Griffiths holds an MBA from Temple University and a BA from Albright College.

        Mr. Griffiths' qualifications for election to our Board include his extensive business knowledge and financial and accounting experience from having served as President and Chief Executive Officer of EB and Lumber Liquidators, both public companies. Additionally, his more than 20 years experience in the video game industry, in particular in the retail channel, provides unique insight and expertise to the Board.

        Gary E. Rieschel (age 54) has been a director since January 2007. Mr. Rieschel has more than 25 years of operating and investing experience in the information technology industry. He is the founder and managing director of Qiming Venture Partners, a $500 million fund that invests in early stage Chinese companies. Mr. Rieschel also founded SOFTBANK Venture Capital/Mobius Venture Capital, a $2 billion fund based in the United States, which invested in more than 50 technology companies during Mr. Rieschel's tenure. Prior to his years as a venture capitalist, Mr. Rieschel held senior executive positions at Cisco Systems, Intel Corporation, Sequent Computer Systems and nCUBE.

        Mr. Rieschel's qualifications for election to our Board include his extensive expertise in the information technology industry, including online gaming, as well as his breadth of financial and investment experience, particularly in Asia, which helps contribute strategic guidance to the Board.

        James L. Whims (age 55) has been a director since April 1997. Since February 2010, Mr. Whims has been a partner at Alsop Louie Partners, a venture capital firm specializing in high technology enterprises, and serves as director of Smith & Tinker, an Alsop Louie Partners portfolio company. Since 1996, Mr. Whims has been a Managing Director of TechFund Capital I, L.P., TechFund Capital II, L.P., and since 2001, TechFund Capital Europe, venture capital firms concentrating on high-technology enterprises. From 1994 to 1996, Mr. Whims was Executive Vice President of Sony Computer Entertainment of America. Mr. Whims was a co-founder of Worlds of Wonder, an American toy company founded by former Atari employees, which distributed the Nintendo Entertainment System in the United States during its first few years after launch. He was a key executive at Software Toolworks and served as a director of PortalPlayer, Inc. Mr. Whims is a board member of Synaptics Inc. and numerous private company boards. Mr. Whims holds an MBA from the University of Arizona and a BA from Northwestern University.

        Mr. Whims' qualifications for election to our Board include his vast video game knowledge, having been in the industry for nearly three decades. Among the many accomplishments of his lengthy career, he has been responsible for the launch of the Sony PlayStation in the United States, as well as Worlds of Wonder's launch of the Nintendo Entertainment System in the United States. Mr. Whims' extensive industry experience provides our Board with invaluable insight into the video game industry.

CORPORATE GOVERNANCE

The Role of the Board of Directors

        It is the paramount duty of our Board to oversee management in the long-term interests of THQ and our stockholders. To satisfy that duty, the Board takes an active role in THQ's affairs and serves as the ultimate decision-making body of THQ, except for those matters reserved to or shared with the stockholders. The Board's responsibilities include:

  •
  Overseeing the Company's risk management process, including reviewing and approving our major financial objectives and strategic operating plans, business risks and actions;

  •
  Reviewing the performance of our Chief Executive Officer and other executive officers in achieving corporate goals and objectives;

  •
  Hiring and determining the compensation of our Chief Executive Officer and other executive officers, as well as implementing the Board-approved CEO succession plan; and

  •
  Overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

        In fulfilling these responsibilities, directors bring to THQ a wide range of experience, qualifications, attributes, skills, knowledge and judgment. These varied skills mean that the Board has the ability to effectively monitor the policies and decisions of THQ's management, including the execution of THQ's strategies.

        The Board has adopted Corporate Governance Guidelines for the Company, which may be viewed in the corporate governance section of our investor relations website at http://investor.thq.com.

Board Composition and Leadership Structure

        There are currently seven Board members. The Board has determined that a Board of seven directors is currently the appropriate size because, in general, the Board believes that smaller boards are more cohesive, work better together and tend to be more efficient monitors than larger boards.

        Each member of our Board is elected annually and serves until his or her successor is elected or appointed. Unless otherwise required by NASDAQ's listing standards or any other law governing the Company, at least two-thirds of the members of our Board must qualify as "independent," as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of NASDAQ. Each independent director must certify to the Company in writing that he or she is independent in accordance with applicable NASDAQ rules and shall promptly notify the Board of any change in his or her independent status. Currently, all directors other than Mr. Farrell, our President and Chief Executive Officer, are independent and each committee of the Board consists entirely of independent directors.

        Our Corporate Governance Guidelines provide that the Board is free to make its choice for Chairman of the Board ("Chairman") in any way that the Board considers best for the Company at a given point in time. Therefore, the Board does not have a policy on whether the role of the Chairman and the Chief Executive Officer ("CEO") shall be held by the same or different persons. The Board currently believes that having the same person, Mr. Farrell, occupy the offices of Chairman and CEO has served THQ well. As Chairman and CEO, Mr. Farrell has significant knowledge of the issues, opportunities and challenges facing the Company and is therefore best positioned to develop board agendas that focus on the most critical matters to the Company.

        Our Corporate Governance Guidelines also provide that if the Chairman is not an independent director, as defined under applicable NASDAQ listing standards, an independent director will be selected annually by the independent directors on the Board to serve as Lead Director. The Lead Director's responsibilities include chairing executive sessions of the Board and other meetings of the Board in the absence of the Chairman, serving as a liaison between the Chairman and the other independent directors and between the other independent directors and Company's management, and performing such other duties as may be specified by the Board from time to time. The Lead Director also has the authority to call meetings of independent directors. Mr. Whims currently serves as our Lead Director.

        We believe that our Board leadership structure promotes effective oversight of the Company's risk management (described below in "Board Role in Risk Oversight") for the same reasons we believe the structure is most effective for our Company in general, that is, by providing unified leadership through a single person, while allowing for input from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.

Board Meetings

        The Board holds regularly-scheduled quarterly meetings. In addition, special meetings of the Board may be called at any time to address specific needs of THQ. In the fiscal year ended March 31, 2010 ("fiscal 2010"), there were twelve meetings of the Board held in person or by telephone conference call. The independent directors of the Board meet in executive session (i.e., without non-independent directors or members of management present) at each regularly-scheduled quarterly Board meeting and at any other time requested by an independent director. All directors attended at least 75% of the Board meetings and meetings of the committees on which they served during fiscal 2010.

Committees of the Board of Directors

        The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. Each committee of the Board consists entirely of independent directors. Members of the individual standing committees are named in the following chart:

Name	Audit	Compensation	Nominating/ Corporate Governance
Lawrence Burstein	X		X*
Henry T. DeNero	X*	X
Brian P. Dougherty		X	X
Jeffrey W. Griffiths	X
Gary E. Rieschel			X
James L. Whims(1)		X*	X
Total Meetings in Fiscal 2010	8	16	2

*
Committee Chairperson

(1)
Mr. Whims serves as the Company's Lead Director.

        Each committee is governed by a charter, which is intended to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company's business operations and to make decisions that are independent of the Company's management. The committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The charter for each committee of the Board may be viewed in the corporate governance section of our investor relations website at http://investor.thq.com.

        Additionally, the Board from time to time may establish special purpose committees. In fiscal 2010, the Board formed a special pricing committee of two independent directors, Lawrence Burstein and Jeffrey W. Griffiths (the "Pricing Committee") in connection with the Company's offering of convertible notes (the "Notes"). The Pricing Committee was authorized and empowered to (i) negotiate and approve an interest rate and a conversion price at which the Notes will be convertible into the Company's common stock and such other terms and conditions of the Notes as the Pricing Committee may determine is appropriate, (ii) approve the aggregate amount of Notes that may be offered, up to a certain principal amount, and (iii) approve any changes to the structure of the offering of the Notes. The Pricing Committee met one time in fiscal 2010.

        Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

        Audit Committee.    The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee's role includes the appointment, compensation, retention and oversight of our independent registered public accounting firm. Additional primary responsibilities of the Audit Committee include the review of the effectiveness of our internal control over financial reporting, review and approval of proposed related party transactions, review of procedures for complaints by Company employees regarding accounting, internal accounting controls or audit matters, and oversight of the Company's internal audit function. The specific responsibilities and functions of the Audit Committee are delineated in the Audit Committee Charter. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board has determined that Mr. DeNero is an "audit committee financial expert" as defined by SEC rules.

        Compensation Committee.    The primary responsibilities of the Compensation Committee are to: (i) review and make recommendations to the Board with respect to compensation of our executive officers; (ii) oversee and advise the Board on the adoption of policies that govern the Company's compensation programs; (iii) oversee the Company's administration of its stock-based compensation and other benefit plans; and (iv) approve grants of stock-based compensation awards. The Compensation Committee's role includes reviewing, discussing, and recommending to the Board that the Compensation Discussion and Analysis be included in the Company's proxy statement, as required by SEC rules. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter.

        Nominating/Corporate Governance Committee.    The principal responsibilities of the Nominating/Corporate Governance Committee with respect to nominating functions are to establish criteria for candidates for the Board, establish a process for identifying and evaluating candidates for the Board, recommend candidates to the Board as director nominees, adopt policies for recommendation to the Board with regard to the consideration of candidates recommended by stockholders, evaluate the size of the Board, and evaluate the structure, operation and membership of committees of the Board. With respect to corporate governance functions, the Nominating/Corporate Governance Committee reviews and assesses the adequacy of our corporate governance policies and recommends changes to the Board, reviews related-party transactions for conflicts of interest, reviews and assesses our governing documents and annually assesses the effectiveness of the operation of the Board and its committees. The specific responsibilities and functions of the Nominating/Corporate Governance Committee are delineated in the Nominating/Corporate Governance Committee Charter.

Director Nomination Process

        In evaluating nominees for directors to recommend to the Board, the Nominating/Corporate Governance Committee will take into account many factors within the context of the characteristics and needs of the Board as a whole. While the specific needs of the Board may change from time to time, all nominees for director, including those recommended by stockholders, are considered on the basis of the following qualifications:

  •
  the highest level of personal and professional ethics and integrity;

  •
  practical wisdom and mature judgment;

  •
  broad training and significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to our long-term success;

  •
  a willingness to represent the best interests of all our stockholders and objectively appraise management's performance; and

  •
  the ability to provide different perspectives on issues presented to the Board, including through diversity of professional experience, race, gender, age and national origin.

        In determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee will also consider the director's tenure on the Board, past attendance at meetings, participation in and contributions to the activities of the Board, and continued independence (including any actual, potential or perceived conflicts of interest), as well as changes in the director's principal occupation or professional status. The Nominating/Corporate Governance Committee does not have a specific policy with regard to consideration of any of the above-listed qualifications or criteria, but will consider all aspects of a nominee's qualifications in determining whether to nominate such candidate for our Board. The primary consideration of the Nominating/Corporate Governance Committee is to identify candidates that will best fulfill the Board's and the Company's needs at the time of the search. Therefore, the Nominating/Corporate Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on any specific criteria, including gender, ethnicity, color, age, or similar factors.

        The Nominating/Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that it may also consider as one of the factors in its evaluation, the amount of our common stock held by the stockholder and the length of time the stockholder has held such stock. Stockholders may nominate a director in accordance with the notice provisions set forth in THQ's Bylaws. In order for a stockholder to properly nominate a director for consideration at an annual meeting of stockholders, a proponent must include certain information about itself, including the proponent's address and stock ownership information, and a representation that the proponent intends to appear in person or by proxy at the annual meeting to propose such nomination. Additionally, information is required to be provided about a beneficial owner on whose behalf a nomination is made, including: (a) detailed ownership information regarding the beneficial owner; (b) a description of any agreement, arrangement or understanding with respect to the nomination between or among such beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D of the Securities Exchange Act of 1934, as amended ("Exchange Act") (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner); (c) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the notice by, or on behalf of, such beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of THQ's capital stock, or increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of THQ's stock; and (d) a representation whether the beneficial owner will engage in a solicitation with respect to the nomination and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the THQ's outstanding capital stock required to nominate the director proposed by the stockholder. THQ may also require any proposed nominee to furnish such other information as may reasonably be required by THQ to determine the eligibility of such proposed nominee to serve as a director, including information relevant to a determination whether such proposed nominee can be considered an independent director. All information must be updated by the proponent as of the record date for the annual meeting and as of 5 business days prior to the annual meeting.

        In addition to the above-mentioned requirements, in order for a stockholder to nominate a director for election at an annual meeting, advance notice must be delivered to our Secretary not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the date on which public announcement (as defined below) of the date of such meeting is first made by THQ.

        The advance notice provisions described above are qualified in their entirety by reference to THQ's Bylaws.

        We do not currently pay a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential director nominees.

Board Role in Risk Oversight

        The Board's role in risk oversight of the Company is consistent with the Company's leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company's risk exposure on a day-to-day basis, and the Board and its committees providing oversight in connection with those efforts. In order to assist the Board in overseeing risk management, we use enterprise risk management, a company-wide initiative that involves the Board, management and other personnel in an integrated effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities include receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The Company's Compensation Committee is responsible for overseeing the management of risks relating to the Company's compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating/Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed of such risks through committee reports at the Board meeting following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

        In addition to the Company's formal compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company's risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board (and its committees) periodically ask the Company's executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Board Governance

        The Board has adopted the following policies with respect to its governance:

        Service on Boards of Other Companies.    Directors are encouraged to limit the number of other boards on which they serve, taking into account potential board attendance, participation and effectiveness on these boards. Non-employee directors may not serve simultaneously on more than four public company boards in addition to the Company's Board. The Company's Chief Executive Officer may only serve on one public company board in addition to the Company's Board. Directors should also advise the Chairman of the Board and the Chairman of the Nominating/Corporate Governance Committee in advance of accepting an invitation to serve on another board.

        Directors Who Change Their Present Job Responsibilities.    If a non-employee director changes his or her occupation or retires from his or her principal employment, such director is required to submit a letter of resignation to the Chairman of THQ's Board. Action on such conditional offer of resignation is by Board resolution, upon recommendation of the Nominating/Corporate Governance Committee.

        Director Education.    Serving on the Board requires significant time and attention and each of the directors is expected to devote the time and effort necessary to understand the business of the Company and to properly discharge such director's responsibilities. The Company requires its newly elected directors to attend an initial orientation program and thereafter requires that directors attend at least one continuing education program each year to assist them in performing their Board responsibilities. All of our directors attended at least one continuing education program during the term since the last annual meeting of stockholders.

        Attendance at Annual Stockholder Meetings.    Each director is strongly encouraged to attend the Company's annual meeting of stockholders. In 2009, Brian Farrell, our Chairman, President and Chief Executive Officer, and four other directors attended the annual stockholder meeting.

Director Stock Ownership Guidelines

        On May 13, 2008, the Board adopted ownership guidelines for non-employee director stock ownership. The guidelines provide that a non-employee director must own an amount of the Company's common stock (including derivative shares that may be held pursuant to an equity grant) equal to at least ten times (10X) a director's annual base retainer, which is currently $24,000. Therefore, the current guideline threshold for stock ownership by non-employee directors is $240,000. Our current directors have five years to meet these ownership guidelines from the time of adoption. New directors will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Although the current directors are not required to meet the ownership guidelines until May 13, 2013, as of June 16, 2010, James L. Whims holds more than $240,000 worth of the Company's common stock, based upon the closing price of our common stock on such date, which was $5.075 per share.

RELATED PARTY TRANSACTIONS

        As a general matter, it is the Company's preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest and the amount involved exceeds $120,000:

  •
  an executive officer, director or director nominee of the Company;

  •
  any person who is known to be the beneficial owner of more than 5% of the Company's common stock;

  •
  any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company's common stock; or

  •
  any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

        The Company's Audit Committee charter includes a written policy whereby in the event such a transaction is proposed, it must be submitted to and approved by the Audit Committee. Additionally, the Company's Nominating/Corporate Governance Committee charter requires such committee to review related party transactions for conflicts of interest and to approve any such transactions.

        On an annual basis, each director and executive officer is required to complete a questionnaire, which requires disclosure of any transactions that the director or executive officer, or his or her immediate family members or associates, may have with the Company in which the director or executive officer, or his or her immediate family members or associates, has a direct or indirect material interest. The Audit Committee, which is responsible for reviewing and approving any related party transactions, considers the responses in the questionnaires and other information regarding potential relationships between the Company and its directors and executive officers. Additionally, the Company's Code of Business Conduct and Ethics includes a written policy that prohibits its directors and officers from engaging in activities that could give rise to an actual or potential conflict of interest with the Company.

        There were no related party transactions that are required to be reported pursuant to Item 404(a) of Regulation S-K.

CHARTERS AND CODES OF ETHICS

        The Board has adopted charters for each of its committees, and has adopted a Code of Ethics for Executive Officers and Other Senior Financial Officers as well as a Code of Business Conduct and Ethics for directors, officers and employees of THQ (the "Codes"). The charters and the Codes are available on the investor relations section of our web site at http://investor.thq.com. We will post amendments to our charters and Codes on our website as well as disclose any waivers granted under the Codes in a Form 8-K as required. Copies of our charters and Codes are available without charge by contacting our Investor Relations department at (818) 871-5125, or email us at investorinfo@thq.com.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        We invite stockholders to communicate any concerns they may have about our Company directly and confidentially with the non-management directors as a group by writing to the Non-Management Directors, c/o Secretary, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301. Such communications shall be delivered by the Secretary directly to the chairman of the Nominating/Corporate Governance Committee.

DIRECTOR COMPENSATION

        Brian J. Farrell received no compensation for serving as a director, except that he, like all directors, is eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings. He is not listed in the table below since he is also a named executive officer and his compensation is fully reflected in the Summary Compensation Table on page 34 herein.

        The compensation of each other director of the Company during fiscal 2010 was as follows:

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(2) ($) (d)	Total ($) (j)
Lawrence Burstein(3)	$63,000	$27,743	$36,809	$127,552
Henry T. DeNero(3)	$86,000	27,743	36,809	150,552
Brian P. Dougherty(3)	$57,500	27,743	36,809	122,052
Jeffrey W. Griffiths(3)	$51,000	27,743	36,809	115,552
Gary E. Rieschel(3)	$39,500	27,743	36,809	104,052
James L. Whims(3)	$90,000	27,743	36,809	154,552

(1)
These amounts represent annual retainer fees, committee and/or chairmanship fees, and meeting fees, as described in the narrative disclosure below.

(2)
The amounts in the Stock Awards and the Option Awards columns reflect the aggregate grant date fair value of Deferred Stock Units ("DSUs") and stock options computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation. See Note 18 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2010 for a discussion of the relevant assumptions used in calculating these amounts.

(3)
As of April 3, 2010, the last day of fiscal 2010, the aggregate number of equity awards outstanding for each director was as follows:

	Exercisable Options	Unexercisable Options	Unvested DSU's
Lawrence Burstein	55,000	5,000	1,688
Henry T. DeNero	55,000	5,000	1,688
Brian P. Dougherty	55,000	5,000	1,688
Jeffrey W. Griffiths	55,000	5,000	1,688
Gary E. Rieschel	37,000	5,000	1,688
James L. Whims	55,000	5,000	1,688

Narrative Disclosure to Director Compensation Table

        Our directors receive compensation for their service only if they are not THQ employees. Mr. Farrell therefore receives no compensation for serving as a director. During fiscal 2010, each non-employee director received an annual retainer of $24,000 and an equity grant of 12,000 stock options and 4,050 DSUs. Pursuant to the Board policy that provides that all non-employee directors will receive their annual grants on the date of the annual stockholders meeting, the equity awards were granted to the directors on August 6, 2009. The option grants have an exercise price of $6.85, which was the closing price of THQ's common stock on the grant date. The stock options and DSUs vest monthly over a 12-month period, but the DSUs are not subject to conversion into common stock and released to a director until the 13-month anniversary of the award date.

        Directors receive the following additional amounts:

  •
  an annual retainer of $20,000 for the Lead Director;

  •
  an annual retainer of $20,000 for the Audit Committee chairman;

  •
  an annual retainer of $10,000 for each other Board committee chair;

  •
  a per meeting fee of $1,500 for attendance at each Board meeting; and

  •
  a per meeting fee of $1,000 for attendance at each committee meeting.

        On May 11, 2010, the Board increased the non-employee directors annual DSU grant from 4,050 DSUs to 5,000 DSUs. The increase will be effective upon the next grant, which will be the date of the Annual Meeting.

        Additionally, the Board has adopted the following policies with respect to director compensation:

  •
  the grant date fair value of the annual equity grants of DSUs shall be capped at $125,000; and

  •
  annual cash retainers may be converted into additional DSUs at the rate of $1 cash for $1 grant date fair value in DSUs, but only if the grantee irrevocably elects to defer payment of the DSUs settlement until a date which is 13 months following the conversion of the cash retainer into DSUs settlement. None of the directors converted their cash retainers into DSUs during fiscal 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

        The following table shows, as of June 10, 2010 (except as otherwise noted in filings with the SEC), the number of shares of THQ common stock owned by beneficial owners known to us to hold more than 5% of our common stock. As of June 16, 2010, there were 67,758,466 shares of our common stock outstanding. We only have one class of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
OppenheimerFunds, Inc 6803 S. Tucson Way Centennial, CO 80112-3924	9,360,130	(1)	13.8%
MAK Capital One, LLC 590 Madison Avenue, 9th Floor New York, NY 10022	7,766,060	(2)	11.5%
Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	5,958,830	(3)	8.8%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,195,723	(4)	7.7%
Wells Fargo & Company Wells Capital Management Incorporated 420 Montgomery Street San Francisco, CA 94163	4,009,549	(5)	5.9%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,440,350	(6)	5.1%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,415,000	(7)	5.0%

(1)
Based on information contained in a report on Amendment No. 3 to Schedule 13G filed with the SEC on February 3, 2010 by OppenheimerFunds, Inc. ("Oppenheimer") and Oppenheimer Quest Opportunity Value Fund. Oppenheimer reported that it has shared voting power and shared dispositive power with respect to 9,360,130 shares and that Oppenheimer Quest Opportunity Value Fund has shared voting power and shared dispositive power with respect to 5,939,700 shares.

(2)
Based on information contained in a Form 4 filed with the SEC on April 19, 2010 by MAK Capital One LLC ("MAK Capital"). MAK Capital reported that MAK Capital Fund LP ("MAK Capital Fund") directly owns 6,476,156 shares, MAK-ro Capital Master Fund LP ("MAK-ro Fund") directly owns 335,400 shares, and Paloma International L.P. ("Paloma") indirectly owns 954,504 shares through its subsidiary Sunrise Partners Limited Partnership. MAK Capital reported that it acts as the investment manager of MAK Capital Fund, MAK-ro Fund and Paloma with respect to the shares. Michael A. Kaufman is the managing member of MAK Capital One and the controlling person of MAK Capital Fund and MAK-ro Fund. S. Donald Sussman is the controlling person of Paloma.

(3)
Based on information contained in a report on Amendment No. 1 to Schedule 13G filed with the SEC on February 5, 2010 by Massachusetts Financial Services Company ("MFS"). MFS reported sole voting authority with respect to 5,653,630 shares and sole dispositive power with respect to 5,958,830 shares.

(4)
Based on information contained in a report on Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. Blackrock reported sole voting power and sole dispositive power with respect to 5,195,723 shares.

(5)
Based on information contained in a report on Schedule 13G filed with the SEC on January 21, 2010 by Wells Fargo & Company ("Wells Fargo") and Wells Capital Management Incorporated ("Wells Fargo Management"). Wells Fargo reported sole voting authority with respect to 2,851,364 shares, shared voting power with respect to 724 shares, sole dispositive power with respect to 4,004,627 shares and shared dispositive power with respect to 1,930 shares. Wells Fargo Management reported sole voting power with respect to 1,598,505 shares and sole dispositive power with respect to 3,994,829 shares.

(6)
Based on information contained in a report on Schedule 13G filed with the SEC on February 8, 2010 by The Vanguard Group, Inc. ("Vanguard"). Vanguard reported sole voting power and shared dispositive power with respect to 107,221 shares and sole dispositive power with respect to 3,333,129 shares.

(7)
Based on information contained in a report on Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2010 by Columbia Wanger Asset Management, L.P. ("Columbia"). Columbia reported sole voting power with respect to 3,235,000 shares and sole dispositive power with respect to 3,415,000 shares.

BENEFICIAL OWNERSHIP OF MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of our shares of common stock as of June 16, 2010 by (i) all directors and director nominees, (ii) each of the named executive officers as set forth in this proxy statement, and (iii) our directors and our executive officers as a group. As of such date, there were 67,758,466 shares of our common stock outstanding. Unless otherwise indicated below, each individual named in the table has sole voting power and sole investment power with respect to all of the shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Brian J. Farrell	863,827	(2)	1.3%
Lawrence Burstein	103,986	(3)	*
Henry T. DeNero	80,250	(4)	*
Brian P. Dougherty	98,864	(5)	*
Jeffrey W. Griffiths	92,250	(6)	*
Gary E. Rieschel	56,175	(7)	*
James L. Whims	155,038	(8)	*
Danny Bilson	107,336	(9)	*
Ian Curran	291,160	(10)	*
Steven F. Dauterman	202,650	(11)	*
Paul J. Pucino	104,334	(12)	*
All Director Nominees and Executive Officers as a group (13 individuals)	2,093,329	(13)	3.1%

*
Less than 1%.

(1)
The address for each individual is c/o THQ Inc., 29903 Agoura Road, Agoura Hills, California 91301.

(2)
Includes 435,334 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement, 18,666 shares of common stock issuable upon expiration of deferral period for vested performance accelerated restricted stock units ("PARSUs"), 40,566 shares of common stock held of record by the Denise M. Farrell 2009 Grantor Retained Annuity Trust ("GRAT"), 40,566 shares of common stock held of record by the Brian J. Farrell 2009 GRAT, and 313,528 shares of common stock held of record by the Farrell Family Trust dated June 27, 2007.

(3)
Includes 60,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement and 4,050 shares of common stock issuable upon the vesting of deferred stock units ("DSUs") within 60 days of the date of this proxy statement, subject to an election to defer receipt of the DSUs.

(4)
Includes 60,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement, 4,050 shares of common stock issuable upon expiration of deferral period for vested PARSUs, 12,150 shares of common stock issuable upon expiration of deferral period for vested DSUs, and 4,050 shares of common stock issuable upon the vesting of DSUs within 60 days of the date of this proxy statement, subject to an election to defer receipt of the DSUs.

(5)
Includes 60,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement, 4,050 shares of common stock issuable upon the vesting of DSUs within 60 days of the date of this proxy statement, subject to an election to defer receipt of the DSUs, and 34,814 shares of common stock held of record by The Anna M. Lijphart and Brian P. Dougherty Living Trust u/t/a dated August 1995.

(6)
Includes 60,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement, 4,050 shares of common stock issuable upon expiration of deferral period for vested PARSUs, 12,150 shares of common stock issuable upon expiration of deferral period for vested DSUs, and 4,050 shares of common stock issuable upon the vesting of DSUs within 60 days of the date of this proxy statement, subject to an election to defer receipt of the DSUs.

(7)
Includes 42,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement, 10,125 shares of common stock issuable upon expiration of deferral period for vested DSUs, and 4,050 shares of common stock issuable upon the vesting of DSUs within 60 days of the date of this proxy statement, subject to an election to defer receipt of the DSUs.

(8)
Includes 60,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement, 4,050 shares of common stock issuable upon expiration of deferral period for vested PARSUs, 12,150 shares of common stock issuable upon expiration of deferral period for vested DSUs, 4,050 shares of common stock issuable upon the vesting of DSUs within 60 days of the date of this proxy statement, subject to an election to defer receipt of the DSUs, and 224 shares of common stock held of record by TechFund Capital L.P. ("TechFund"). Mr. Whims is a managing member of the general partner of TechFund and accordingly may be deemed to share beneficial ownership of the shares of common stock held of record by TechFund. Mr. Whims disclaims beneficial ownership of such shares.

(9)
Includes 107,336 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement.

(10)
Includes 281,485 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement.

(11)
Includes 190,202 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement and 9,000 shares of performance accelerated restricted stock ("PARS"). Mr. Dauterman is a named executive officer in this proxy statement and thus is included in the table above; however, as of June 9, 2010, he serves as our Senior Vice President, Core Games Product Development, which is not an executive officer position.

(12)
Includes 94,334 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this proxy statement.

(13)
Includes all executive officers and directors of the Company as of June 16, 2010. Mr. Dauterman is not included since he was not an executive officer as June 16, 2010.

EXECUTIVE OFFICERS

        As of July 13, 2010, our executive officers are Brian J. Farrell, Danny Bilson, Ian Curran, Martin Good, Edward L. Kaufman, Teri Manby and Paul J. Pucino. Information with respect to Mr. Farrell is set forth above in "Election of Directors." All of our executive officers are appointed by and serve at the discretion of the Board.

        Danny Bilson (age 53) was appointed our Executive Vice President, Core Games in June 2009. In this role, Mr. Bilson is responsible for our core-gamer, fighting and racing games business unit. Mr. Bilson previously served as our Senior Vice President, Creative Development since October 2008 and prior to that as our Vice President of Creative Development since he joined the Company in February 2008. Prior to joining the Company, Mr. Bilson was a principal in his own production company, Pet Fly, where he wrote, directed and produced original television series and pilots for major Hollywood studios such as Warner Bros./CBS, Warner Bros./ABC, Paramount/NBC/First Run Syndication and Paramount/UPN and also wrote and produced several feature films. Mr. Bilson was employed by Electronic Arts from 1999 through 2004, where he co-produced The Sims and went on to become Vice President, Intellectual Property Development, providing creative direction, concept design, story and scripts for several major Electronic Arts franchises. Danny has been a member of the faculty of the USC School of Cinematic arts since 2005, where he leads the interactive fiction section.

        Ian Curran (age 43) was appointed Executive Vice President, Global Publishing in June 2009. He previously served as our Executive Vice President, International from July 2007 and our Senior Vice President, International Publishing from December 2004. In his current role, Mr. Curran is responsible for overseeing our worldwide sales and distribution activities. Prior to June 2009, Mr. Curran was responsible for overseeing all of THQ's sales and distribution activities outside of North America. From October 2003 to December 2004, Mr. Curran served as Vice President, European Publishing and prior to this, between October 2000 and October 2003, was Managing Director, responsible for all the publishing activities within the United Kingdom and Export divisions. From December 1998 to September 2000, Mr. Curran served as UK General Manager for Acclaim Entertainment Ltd. and was responsible for all sales, marketing and finance activities, and between January 1997 and December 1998 his responsibilities for Acclaim were carried out in the capacity as UK Sales Director. Prior to joining Acclaim, between October 1995 and January 1997, Mr. Curran served as Head of European Sales for Warner Interactive International (Time Warner Inc.) and between November 1992 and November 1994 Mr. Curran was employed as Buying Director for Future Zone Stores Limited (Part of Rhino Group PLC—now trading as Game PLC). While in this position, his responsibilities included being a member of the main board of directors.

        Martin Good (age 49) was appointed our Executive Vice President, Kids, Family, Casual Games, and Global Online Services in June 2010. In this role, Mr. Good is responsible for our kids, family and mass appeal games business unit and will oversee the delivery of online games across this unit and the core games business unit. Mr. Good previously served as our Senior Vice President, Asia Pacific and Global Online Operations from October 2009 and our Senior Vice President, Asia Pacific from December 2007. In these roles, he led the creation of the Company's direct publishing operations in Korea, China, Japan and Australia. From December 2003 to December 2007, Mr. Good served as Vice President, Asia Pacific and from March 2000, when he joined the Company, he served as Managing Director, Asia Pacific. Prior to joining THQ, Mr. Good's extensive sales and marketing experience included roles at interactive entertainment companies GT Interactive and BMG Interactive, high-tech company New Image Industries, and a major Australian airline, where he began his career as an aeronautical engineer.

        Edward L. Kaufman (age 51) was appointed our Executive Vice President, Business and Legal Affairs and Corporate Secretary in September 2009. Mr. Kaufman's extensive career includes more than 15 years in senior legal management roles at leading media, entertainment and consumer product companies. Most recently, Mr. Kaufman was Executive Vice President, General Counsel and Secretary of World Wrestling Entertainment, Inc. (WWE). He joined WWE in 1997 from Hanna-Barbera, Inc., where he was Director, Business and Legal Affairs. Prior to Hanna-Barbera, Inc., Mr. Kaufman was with National Broadcasting Company (NBC). Mr. Kaufman is licensed to practice law in Connecticut, California and the District of Columbia. He earned a J.D. from Stanford Law School and a Bachelor's Degree with Honors from the University of Virginia.

        Teri J. Manby (age 38) was appointed our Chief Accounting Officer in May 2010. Ms. Manby also has served as our Vice President, Corporate Controller, since March 2009. Ms. Manby joined the Company in 2008 as Director, Financial Reporting and brings more than 15 years of accounting and financial experience to her role. Prior to joining the Company, Ms. Manby served as Vice President, Finance at a private company from April 2005 to March 2008. From September 1994 to April 2005, Ms Manby was employed by the public accounting firm of Deloitte & Touche LLP, during which she spent two years in London, England serving international clients filing in the United States. Ms. Manby earned a Bachelor of Arts in Business Economics with an emphasis in Accounting from the University of California at Santa Barbara.

        Paul J. Pucino (age 49) was appointed our Executive Vice President and Chief Financial Officer in January 2009. Prior to joining THQ, Mr. Pucino consulted for various companies with respect to financial and exit strategy activities. From August 2007 through March 2008, Mr. Pucino was executive vice president and Chief Financial Officer of Classmates Media Corporation, a wholly-owned subsidiary of United Online. From 2005 to 2007, Pucino was Chief Financial Officer of publicly traded Internet services company Digital Insight, which was merged with Intuit in February 2007. From May 2000 to January 2005, Mr. Pucino served as executive vice president and Chief Financial Officer of Tekelec, a publicly traded developer of Internet and telecommunications networking equipment. Mr. Pucino earned a Bachelor's degree in Accounting from the University of Tampa and an MBA in Finance from the University of Chicago.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The following Compensation Discussion and Analysis describes the material elements of our executive compensation program during our fiscal year ended March 31, 2010* ("fiscal 2010"). Later in this proxy statement under the heading "Executive Compensation," you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2010 to the following individuals, whom we refer to as our named executive officers:

  •
  Brian J. Farrell, our Chairman, President and Chief Executive Officer

  •
  Paul J. Pucino, our Executive Vice President and Chief Financial Officer

  •
  Danny Bilson, our Executive Vice President, Core Games

  •
  Ian Curran, our Executive Vice President, Global Publishing

  •
  Steven F. Dauterman, who served as our Senior Vice President, Online during fiscal 2010†

*
Our fiscal year ends on the Saturday nearest March 31st. For simplicity, all fiscal periods are referenced as ending on a calendar month end. The fiscal year ended March 31, 2010 contained 53 weeks and ended on April 3, 2010. The prior fiscal year ("fiscal 2009") contained 52 weeks and ended on March 28, 2009. Our current fiscal year ("fiscal 2011") contains 52 weeks and ends on April 2, 2011.

†
Mr. Dauterman served as an executive officer during fiscal 2010. He currently serves as our Senior Vice President, Core Games Product Development, which is not an executive officer position.

        This Compensation Discussion and Analysis explains all material elements of our executive compensation program during fiscal 2010 and describes the following with respect to such program: the objectives of our program; what the program is designed to reward; each element of executive compensation; why we choose to pay each element; how we determine the amount (and, where applicable, the formula) for each element to pay; and how each compensation element and our decisions regarding that element fit into our overall executive compensation objectives and affect decisions regarding other elements.

Objectives of our Compensation Program

        The overall objectives of our executive compensation program are (i) to attract and retain key executive talent needed to achieve the Company's business objectives, and (ii) to establish an appropriate link between executive compensation and achievement of the Company's strategic and financial performance goals, including the enhancement of stockholder value. To that end, our compensation program is designed to:

  •
  offer competitive base salaries, taking into account the pay practices of other companies with which we compete for talented executives;

  •
  emphasize a pay-for-performance philosophy through annual cash bonus opportunities designed to reward executives for achievement of annual corporate financial performance goals as well as individual goals; and

  •
  use stock-based incentives to motivate executives to focus on long-term strategic objectives, to align the interests of management with those of our stockholders and to provide opportunities for management to share in the benefits that they achieve for the Company's stockholders.

        All of our named executive officers, other than Mr. Farrell, currently serve "at will." We generally believe that "at will" employment relationships provide the most flexibility for the Company in attracting the best talent to keep up with rapid changes that can occur in our business and our industry. Mr. Farrell is employed by THQ pursuant to an employment agreement, which is described in detail under the heading "Employment Agreements" on page 37. We believe that an employment agreement with Mr. Farrell, who serves as our Chairman of the Board and Chief Executive Officer, is critical in enabling us to retain his valued services and institutional knowledge of our Company given our highly competitive industry.

        During fiscal 2010, Mr. Curran was employed by THQ in the United Kingdom (UK). Under UK law, we are required to provide each of our UK employees with a statement of the main terms and conditions of employment ("Statement"). Pursuant to Mr. Curran's Statement, both he and the Company were required to provide the other with 12 months notice in writing in order to terminate his employment with the Company, except in the case of gross misconduct by Mr. Curran, as defined under UK law. Mr. Curran's Statement is described further on page 37; however, as of April 6, 2010, Mr. Curran relocated to THQ's headquarters in the United States and now serves as an "at will" employee. His Statement was terminated as of such date.

        As described in more detail below, the material elements of our executive compensation program include a base salary, an annual cash bonus opportunity, long-term equity incentive opportunities, opportunities to save for post-employment compensation through 401(k) retirement or foreign pension benefits and a deferred compensation program, and severance and change-in-control protection for certain actual or constructive terminations of the executive officers' employment.

        How Total Compensation is Determined.    The Compensation Committee has responsibility for establishing and implementing the Company's compensation philosophy and objectives. The Compensation Committee, which is comprised exclusively of independent directors, oversees all compensation and benefit programs and actions that affect our directors and our named executive officers. The Compensation Committee also recommends to the Board the salaries, annual cash bonuses and long-term incentive awards for our executive officers as well as all compensation for our directors. In order to achieve the objectives of our director and executive compensation program, the members of the Compensation Committee, with the assistance of our external compensation consultant, Frederic W. Cook & Co., Inc. ("Frederic Cook"), collect and analyze competitive market data. The goal of this process is to set compensation at levels the Compensation Committee believes are competitive with amounts paid to directors and executive officers in comparable positions at other similarly-sized public companies in the video game, consumer software and media industries, which we refer to as the "comparable companies." We compare the compensation data to our directors and executive officers' compensation by similarity of position. We recognize that while objective data is a good starting point for determining appropriate compensation, there may be circumstances that warrant an adjustment or deviation from the market data. For example, an executive officer at THQ may have broader or narrower duties than the position to which he or she is being compared in the compensation assessment. We take this into consideration and make appropriate judgments with regard to compensation levels. Other considerations may include individual performance, difficulty of replacing the executive, retention needs, experience and importance of institutional knowledge held by the executive. Our comparable companies include:

DreamWorks Animation SKG	Red Hat
Electronic Arts	Rovi
Lions Gate Entertainment	Scholastic Corporation
Marvel Entertainment Group	Take-Two Interactive Software
Novell	WebMD
Nuance Communications	World Wrestling Entertainment

        The information used by the Compensation Committee was gathered from public filings, such as proxy statements, filed by the comparable companies.

        In fiscal 2010, the Compensation Committee and Frederic Cook also conducted a risk assessment of the Company's compensation policies and practices that included a review of trends and developments in executive pay. The Compensation Committee does not believe that the Company's compensation policies and practices motivate imprudent risk taking or are reasonably likely to cause a material adverse effect upon THQ's business and operations. In this regard, the Company notes that:

  •
  the Company's annual cash bonus opportunity gives additional weight to performance metrics, such as earnings growth, that promote disciplined progress towards longer-term Company goals;

  •
  the Company does not offer significant short-term incentives that might drive high-risk behavior at the expense of the long-term Company value;

  •
  the Company's compensation programs are weighted towards offering long-term incentives that reward sustainable performance;

  •
  the stock ownership guidelines for the directors of the Board and the Chief Executive Officer align their interests with the long-term growth goals; and

  •
  the Company's compensation awards are limited to reasonable levels, as determined by a review of the Company's economic position, as well as the compensation offered by comparable companies;

        Role of Independent Compensation Consultants in Compensation Decisions.    The Compensation Committee has engaged Frederic Cook as an independent compensation consultant to advise the Compensation Committee on director and executive compensation matters. Frederic Cook reports to the Compensation Committee on this assignment. A representative of Frederic Cook attends meetings as requested by the Compensation Committee and provides advice to the Compensation Committee. Frederic Cook did not provide any other services to THQ.

        Role of Executive Officers in Compensation Decisions.    Our management provides on-going recommendations to the Compensation Committee regarding our executive compensation programs and at times provides recommendations regarding director compensation. The recommendations include executive compensation plans and designs, as well as performance goals for annual cash bonuses. Our management provides its recommendations in conjunction with, and based on, general market information as well as information gathered from Frederic Cook and from internal resources, with the objective of aligning the design and operation of our compensation programs with our business strategies and objectives. The Compensation Committee, however, makes all determinations regarding director and executive officer compensation to recommend to the Board, and neither Mr. Farrell nor any other executive officer is involved in the determination of his own compensation. At the invitation of the Compensation Committee, members of senior management attend meetings and make presentations to the Compensation Committee.

The Elements of THQ's Compensation Program

        Total direct compensation at THQ is comprised of three main elements:

  •
  base salary,

  •
  annual cash bonus opportunity, and

  •
  long-term equity incentive opportunities (stock-based awards).

        We believe that each element of total direct compensation paid to our executives helps us to achieve one or more of our compensation objectives and fosters specific behavior. The table below lists the material elements of direct compensation paid to our executives and the compensation objectives that they are designed to achieve.

Component of Compensation	Objective	Behavioral Focus
Base salary	Provides competitive level of base compensation in order to attract and retain key executives	Rewards core competence in the executive role relative to skills, knowledge, experience and contributions to the Company
Annual cash bonus opportunity	Provides variable pay opportunity in order to motivate achievement of critical annual performance metrics	Rewards meeting and surpassing annual Company and individual goals
Long-term equity incentive opportunity
	Provides variable pay opportunity for long-term sustainable performance and retention while increasing executive stock ownership in the Company, aligning executives' interests with those of stockholders	Rewards individual contributions toward long-term Company growth and stockholder value creation

Mix of Pay Components. In determining the appropriate mix of compensation elements, we aim to balance the objectives of rewarding recent results and motivating long-term performance. In general, we seek to set the total direct compensation of our executive officers at a level that provides a combination of fixed and variable pay between the 50th and 75th percentile of compensation paid within our comparable companies. Because pay-for-performance is the cornerstone of our executive compensation program, we generally target base salaries at or below the 50th percentile within our comparable companies and target annual cash bonuses and long-term equity incentive awards at or above the 75th percentile so that if the Company performs well, the total direct compensation paid to our executives is at approximately the 75th percentile within our comparable companies. The Compensation Committee has not established specific policies for allocating between fixed and variable compensation; however, in order to achieve our stated objectives with respect to our executive compensation program, the mix of compensation for our executives is weighted toward variable compensation (annual cash bonuses and long-term equity). This chart illustrates the average percentage of fixed compensation in comparison to variable compensation paid to our named executive officers for fiscal 2010*:

*
Long-term equity granted to the named executive officers in fiscal 2010 is calculated based upon the grant date fair value of option awards, pursuant to FASB ASC Topic 718.

        Base Salary.    Base salaries for our executives are generally set at or below the 50th percentile within our comparable companies and are established based on the scope of each executive officer's responsibilities, taking into account competitive market compensation for similar positions, as well as experience and competency of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Base salaries are reviewed annually by the Compensation Committee and may be adjusted from time to time pursuant to such review, to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For example, an executive may undertake additional duties, but the executive's compensation was initially compared to the market compensation for standard duties based on the executive's previous position.

        Generally, base salaries for our named executive officers have increased by approximately 3-5% per year, which is approximately the same percentage as the annual base salary increases received by our non-executive employees each year. However, in fiscal 2010, due to the challenging financial environment and a desire to be prudent with our fixed costs after restructuring our business in fiscal 2009, we did not grant customary annual merit increases for our employees, including our executive officers. Mr. Bilson, Mr. Curran and Mr. Dauterman each received a salary increase in June 2009 in connection with their promotions to new positions. Mr. Bilson received a 23% salary increase, Mr. Curran received a 27% salary increase and Mr. Dauterman received a 20% salary increase. We granted customary annual merit increases to our employees effective as of June 1, 2010, which is in fiscal 2011. Mr. Farrell, Mr. Pucino, Mr. Bilson and Mr. Curran each received a 3% merit increase; Mr. Dauterman did not receive a merit increase due to an anticipated shift in responsibilities to his current position of Senior Vice President, Core Games Product Development.

        Base salaries paid to the named executive officers in fiscal 2010 are reflected in the Summary Compensation Table on page 34.

        Annual Cash Bonus.    The annual cash incentive component of our compensation program provides our executives with an opportunity to earn annual cash bonuses based on achievement of certain pre-established corporate and individual performance goals. We believe the annual incentive is an effective tool for motivating our executives to achieve THQ's short-term operating targets as well as creating stockholder value.

        Setting the Company Goal.    The process for determining annual cash bonuses starts at the beginning of each fiscal year when the Compensation Committee establishes a performance goal for the Company that includes certain financial metrics. In determining which financial metrics to use for the year, the Compensation Committee considers the state of the Company's business and which financial measures are most likely to focus the named executive officers on making decisions that deliver short-term results that are aligned with the Company's long-term goals. Because of our large operating loss and use of cash in fiscal 2009, in fiscal 2010 the Compensation Committee determined that the most important goals for management to achieve were to return the Company to operating profitability, increase revenues and generate significant cash. Therefore, the Compensation Committee determined that for fiscal 2010, the bonus pool would begin funding upon the achievement of three performance metrics3 (collectively, the "Company Goal"): (i) positive operating earnings, (ii) net sales of at least $804 million, and (iii) free cash flow of at least $60 million. If all of the thresholds were achieved, the bonus pool would be funded by 50% of operating income above break-even operating earnings per share up to a cap of 150% of bonus targets for achievement of the Company Goal and 100% of bonus targets for achievement of individual goals. Achievement of the Company Goal is weighted as 80% of each executive officer's target bonus so that the executive officers are primarily motivated to achieve the Company Goal, and secondarily motivated to achieve their individual goals.

3
The performance metrics established by the Compensation Committee are non-GAAP financial measures. The Company's GAAP financial measures include the following items: stock-based compensation expense; the impact of certain deferred revenue and related costs; business realignment expense; other-than-temporary impairment on investments and any subsequent realized gains on those investments, and mark-to-market adjustments on trading auction rate securities; material litigation settlements, charges and benefits; and related income tax effects for each of these items. The Company excludes these expenses from its non-GAAP financial measures primarily because management does not believe they reflect the Company's primary business, ongoing operating results or future outlook. Management believes that use of the non-GAAP financial measures, on the other hand, provides meaningful supplemental information regarding the Company's financial condition and results of operations, and helps investors compare actual results to long-term operating goals as well as to performance in prior periods.

        Setting the Individual Goals.    The individual performance goals for our executive officers, other than for Mr. Farrell, are approved by Mr. Farrell at the beginning of each fiscal year. Mr. Farrell's individual performance goals are reviewed by the Board. The individual performance goals used in determining annual cash bonuses for our executive officers are primarily subjective and achievement of the goals, other than for Mr. Farrell, is based on qualitative assessment by Mr. Farrell, who makes a recommendation to the Compensation Committee at the end of each fiscal year. The Compensation Committee evaluates achievement of Mr. Farrell's goals. Individual goals typically are related to key focus areas and operational performance objectives specific to each executive officer's job function and may include such areas as expense control, division growth, management effectiveness and on-time delivery of our products. Achievement of the individual performance goals is weighted as 20% of each executive officer's target bonus.

        Once the Company Goal and Individual Goals (the "Goals") have been set and approved, the Compensation Committee sets a range of bonus opportunities for each executive officer based on achievement of the Goals. The bonus opportunity ranges from $0, if the Company fails to achieve at least a minimum performance threshold (which in fiscal 2010 were the three thresholds that comprised the Company Goal), to a "maximum bonus," which in fiscal 2010 was the following: the sum of (i) 150% of the

Company Goal component of the Target Bonus and (ii) 100% of the Individual Goals component; multiplied by a performance factor of 1.1. The "target bonus" for each named executive officer is set so that if the Company performs well, the combination of the base salary, annual cash bonus and long-term equity incentive awards paid to an executive officer would be at approximately the 75th percentile within our comparable companies.

        In fiscal 2010, the target and maximum bonus opportunity for each of the named executive officers was set as follows:

				80% of Target Bonus x1.5 for maximum payout under Company Goal
							Subtotal of maximum Company Goal + Individual Goals	x 1.1 Performance Factor for Maximum Bonus Opportunity
						20% of Target Bonus for Individual Goals
Name	FY10 Salary	Target Bonus % (of salary)	Target Bonus ($)	80% of Target Bonus ($)	x1.5
Brian J. Farrell	$677,131	120%	$812,557	$650,046	$975,069	$162,511	$1,137,580	$1,251,338
Paul J. Pucino	375,000	75	281,250	225,000	337,500	56,250	393,750	433,125
Danny Bilson	400,000	80	320,000	256,000	384,000	64,000	448,000	492,800
Ian Curran	400,000	80	320,000	256,000	384,000	64,000	448,000	492,800
Steven F. Dauterman(1)	460,139	80	368,111	294,489	441,733	73,622	515,355	566,891

(1)
Salary and bonus numbers presented in Australian Dollars (AUD). Based upon average FX conversion rate from February 7, 2010 to March 6, 2010, which was 1AUD = 0.8895USD, salary in U.S. Dollars (USD) would be $409,294, Target Bonus would be $327,435 and Maximum Bonus Opportunity would be $504,250.

        After the fiscal year, the Compensation Committee recommends to the Board the actual payout (if any) of each bonus component (the Company Goal and the Individual Goals) independently based on fiscal year results. In fiscal 2010, the recommendation of bonus payout was based upon the following guidelines:

        Company Goal.

  •
  If all of the threshold targets were achieved, the bonus pool would be funded at 50% of operating income above break-even operating earnings per share up to a cap of 150% of bonus targets for achievement of the Company Goal and 100% of bonus targets for achievement of Individual Goals.

  •
  If the Company failed to achieve all three threshold targets for the Company Goal, the bonus pool would not be funded and bonuses would not be paid.

        Individual Goals.

  •
  Actual payout of the Individual Goals bonus component is discretionary and calculated based upon actual performance of the individual versus pre-established goals.

        Performance Factor.    After determining the "Goals" component of an executive officer's bonus (Company Goal bonus component earned plus the Individual Goals bonus component earned), the Compensation Committee may multiply the Goals payout by a performance factor, ranging from 0.7 to 1.1. The performance factor multiplier is based upon an executive officer's own performance rating as reviewed by the Compensation Committee.

        Fiscal 2010 Bonuses.    In fiscal 2010, the Company achieved all three components of the Company Goal and based on the Company's operating income, the bonus pool was fully funded. The Compensation Committee determined that the Individual Goals were met for each named executive officer and assigned each named executive officer a 1.0 performance factor multiplier. Thus each named executive officer received the amount set forth in the column "Subtotal of maximum Company Goal + Individual Goals" above. The bonuses for fiscal 2010 were paid to the named executive officers in June 2010, which is in fiscal 2011.

        Long-Term Equity Compensation.    We provide long-term equity compensation opportunities to our executive officers because we believe they align our executives' interests with those of our stockholders and thus directly serve to increase stockholder returns. We also believe long-term equity compensation is an effective retention tool because it offers an upside for anticipated future performance and has a service vesting requirement to be earned. As mentioned above, we target equity grants consistent with the 75th percentile within our comparable companies, reflecting an emphasis on performance-based equity compensation over cash.

        Executive officers are eligible to receive equity awards when they first join the Company, annually to provide incentives for continued performance, in connection with a significant change in responsibilities and, occasionally, for additional retention purposes. As with the determination of base salary and annual cash bonuses, the target value granted to each executive is determined by the Compensation Committee in its judgment, after considering a number of factors, including the executive's position and level of responsibility, an assessment of his or her performance, the value of equity awards for similar positions in our comparable companies, and internal parity among similarly-situated executives. The individual performance criteria used in determining equity grants to executive officers are subjective and achievement of the goals is based on qualitative assessment.

        Annual Long-Term Incentive Equity Grants.    Annual equity grants to our executive officers have historically been made up of two components: (1) stock options, which generally comprise approximately 65% of an equity grant, and (2) performance accelerated restricted stock unit awards (PARSUs), which generally comprise approximately 35% of an equity grant. This mix reflects the Compensation Committee's pay-for-performance orientation because stock options, which comprise the majority of the equity grants, are inherently performance-based in that the exercise price is equal to the market value of the underlying stock on the date the option is granted, and therefore the option has value to the holder only if the market value of the common stock appreciates over time. Thus, stock options are intended to provide equity compensation to certain of our employees, including our named executive officers, while creating value for our stockholders. PARSUs granted to our named executive officers fully vest five years after the date of grant, subject to the continued employment of the recipient; provided, however, 20% of each outstanding grant of PARSUs may accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term. Thus PARSUs allow the Company to grant equity that is performance-based, but that also serves: (i) to retain such executives, and (ii) to provide a way for our executives to increase stock ownership, thus aligning their interests with those of our stockholders.

        Long-term incentive equity grants to named executive officers are generally awarded after the fiscal year-end. We chose this timing in order to align decisions for all elements of executive compensation to the same date.

        In fiscal 2010, the named executive officers were awarded equity grants that consisted of only stock options. Because of our substantial stock price decline during fiscal 2009, the Compensation Committee determined that the annual equity grants in fiscal 2010 should focus management's behavior on creation of long-term market value for our stockholders and thus only stock options were granted. The options granted vest ratably over a three-year period after grant, subject to the named executive officer's continued employment with the Company, and expire five years from the grant date. The Compensation Committee granted both stock options and PARSUs to our executive officers in fiscal 2011.

        The following awards of stock options were made on May 12, 2009 in connection with the annual grant to the Company's executive officers:

  •
  Mr. Farrell—265,999 options;

  •
  Mr. Pucino—133,001 options;

  •
  Mr. Bilson—143,101 options;

  •
  Mr. Curran—133,001 options.

        On June 11, 2009, Mr. Dauterman received an annual executive grant of 93,101 options.

        In addition to the above-mentioned equity grants, the Board granted the following grants on June 19, 2009, in connection with the promotion of the following individuals:

  •
  Mr. Bilson—50,000 options;

  •
  Mr. Curran—75,000 options; and

  •
  Mr. Dauterman—50,000 options.

Post Employment Compensation

        Retirement Benefits.    Our U.S.-based named executive officers, along with most of our other U.S.-based employees, may participate in the Employees' 401(k) Plan of THQ Inc. (the "401(k) Plan"). The 401(k) Plan is a qualified tax deferred defined contribution plan that enables eligible employees of the Company to save for retirement. THQ has historically matched 100% of an employee's deferral contribution up to a maximum of 4% of the employee's eligible compensation. Additionally, the 401(k) Plan allows the Company to make an annual discretionary profit sharing contribution on behalf of each participant. The total profit sharing amount contributed to the 401(k) Plan is determined by the Compensation Committee.

        Mr. Farrell participated in the 401(k) Plan in fiscal 2010. The Compensation Committee did not allocate a profit sharing contribution amount to the 401(k) Plan in fiscal 2010; however, Mr. Farrell and Mr. Bilson received forfeiture allocations from the 401(k) Plan in fiscal 2010. Mr. Pucino did not receive a forfeiture allocation since he was not an employee of THQ on December 31, 2008. Due to cost-cutting initiatives, the Company did not match any employee deferrals during fiscal 2010.

        THQ also sponsors various defined contribution or pension plans outside of the United States, some of which are required by local laws and allow or require THQ to contribute to the employee's plan. Mr. Curran, who was based in the United Kingdom during fiscal 2010, participated in a private pension plan allowable under UK law. THQ contributed an amount equal to 12% of Mr. Curran's base salary to his plan in fiscal 2010. Mr. Curran will continue to participate in this plan during fiscal 2011 and THQ will continue to make contributions even though he has relocated to the United States. Mr. Dauterman, an Australian resident, participated in an Australian-based pension plan during fiscal 2010. THQ's contributions to his plan in fiscal 2010 were in an amount equal to 10% of his base salary.

        Deferred Compensation Plan.    We adopted the THQ Inc. Management Deferred Compensation Plan (the "Deferred Compensation Plan") on January 1, 2005 primarily to serve as a retention tool and to provide benefits that are competitive with those offered by the comparable companies. We chose to offer the Deferred Compensation Plan because it provides an opportunity for certain U.S.-based employees of the Company and members of the Board, including the eligible named executive officers, to save for future financial needs. The amount of salary and annual incentive earned by the officer is not affected by the Deferred Compensation Plan. The Deferred Compensation Plan essentially operates as an unfunded, unsecured, tax-advantaged wealth accumulation program and contributes to the Company's attractiveness as an employer. The Deferred Compensation Plan does not guarantee a return or provide for above-market preferential earnings. The Company may make voluntary contributions to a participant's account, in such amounts and at such times as the Company may, in its sole discretion, determine. Any discretionary contribution is based upon the profitability of the Company, the performance of the officer or such other factors as the Compensation Committee shall determine. In fiscal 2010, the Company did not make any voluntary contributions.

        In addition to the Deferred Compensation Plan, the Company has a plan that allows its officers, including the named executive officers, to defer receipt of vested stock units. For a more detailed discussion of such plan and of the deferred compensation arrangements generally relating to our named executive officers, see the Non-Qualified Deferred Compensation table and accompanying narrative beginning on page 42.

        Severance Agreements.    Except for Mr. Farrell, each of the named executive officers has entered into a severance agreement with the Company. Mr. Farrell is entitled to severance under his employment agreement, which is more fully described under "Potential Payments upon Termination or Change in Control—Brian J. Farrell's Employment Agreement." This benefit is designed to encourage the named executive officer's continued services to the Company by providing specified severance benefits in the event the named executive officer's employment is terminated by the Company without cause. In the event of such termination, the severance agreements provide for cash payments, continuation of certain benefits and vesting of a certain amount of unvested equity upon such termination in exchange for a release of future claims against the Company. The terms and conditions of the severance agreements are more fully described under "Potential Payments upon Termination or Change in Control—Severance Agreements" beginning on page 44.

        Change-in-Control Agreements.    Our named executive officers are entitled to receive payments in the event of specific change-in-control situations, which for Mr. Farrell are more fully described under "Employment Agreements" and for the other named executive officers are more fully described under "Potential Payments upon Termination or Change in Control—Change-in-Control Agreements." These payments are designed to motivate our named executive officers to devote their full energies to the Company's business during the time of a change in control of the Company. The benefits provided to the named executive officers under the change-in-control agreements include payments of expected future salary and bonus, vesting of unvested employer contributions to the officer's 401(k) account, and immediate vesting of outstanding, unvested equity awards.

        Although the change-in-control agreements with Mr. Farrell and our current named executive officers provide for gross-up payments related to taxes to be made to the named executive officers under certain circumstances, on May 11, 2009, the Compensation Committee determined that when any new agreements are entered into with executive officers, or upon material amendment to an existing agreement, such executive officer should be responsible for the taxes payable by them with respect to their compensation and that any change-in-control severance agreement entered into or materially amended on or after such date will not provide for the Company to gross up tax payments.

Perquisites

        Our named executive officers and their dependents are entitled to participate in the Company's Exec-U-Care supplemental health insurance program, which provides reimbursement for out-of-pocket medically necessary expenses not covered under the Company's standard health insurance coverage.

Exec-U-Care reimbursement is subject to annual limits for the same or related diagnoses and a lifetime maximum of $250,000 per person. Pursuant to Mr. Farrell's employment agreement, the Company pays premiums for life and disability insurance policies for Mr. Farrell, as described in further detail under the heading "Potential Payments Upon Termination or Change in Control—Brian J. Farrell's Employment Agreement" on page 43. Additionally, except for Mr. Dauterman, who participates in a government sponsored life insurance plan, the Company pays premiums on life insurance for the named executive officers in an amount equal to three times such named executive officer's base salary up to a maximum of $1 million (£1 million for Mr. Curran in fiscal 2010). Beginning in fiscal 2009, the Company offered supplemental long-term disability insurance to its U.S.-based officers. This disability insurance supplements the long-term disability insurance that is generally available to all employees of the Company, including the named executive officers. During fiscal 2010, Mr. Farrell and Mr. Curran each received a monthly car allowance and Mr. Curran received reimbursement for personal fuel costs. Additionally, during fiscal 2010, Mr. Curran received reimbursement for family travel due to his pending relocation to the United States as well as a relocation bonus. He also received reimbursement for a club membership in the UK.

        No other regular perquisites are available to the named executive officers.

CEO Stock Ownership Guidelines

        The Board believes that, in order to better align the interests of the chief executive officer of the Company and stockholders of the Company, the chief executive officer should have a financial stake in the Company. In furtherance of this policy, on May 13, 2008, the Board adopted ownership guidelines that provide that the Company's chief executive officer must own an amount of the Company's common stock (including derivative shares that may be held pursuant to an equity grant) equal to at least five times (5X) his or her annual salary (which is currently $697,500). Mr. Farrell has up to four years to meet the ownership guidelines and a new chief executive officer would have four years from the time he or she is named as the chief executive officer to meet the ownership guidelines.

Tax and Accounting Implications

        Deductibility of Executive Compensation.    Like most employers, we take allowable tax deductions for the compensation that we pay to our employees. Section 162(m) of the Internal Revenue Code, however, can prevent us from taking that deduction for compensation over $1 million paid for any one year to certain of our executive officers, unless certain conditions are met. Such conditions include a requirement that compensation be "performance based" and that bonus or equity compensation plans be approved by the stockholders of a company.

        The Compensation Committee designs some elements of executive compensation to ensure full deductibility. The Compensation Committee approved, and our stockholders adopted at their 2006 Annual Meeting, our 2006 Long-Term Incentive Plan. This plan authorizes, among other things, annual cash bonuses and equity awards that can be qualified for full deductibility under Section 162(m). The plan also permits awards to be granted that do not qualify as fully deductible under Section 162(m).

        While the Compensation Committee is mindful of the limitations imposed by Section 162(m), it believes that stockholder interests are best served by not restricting THQ's discretion and flexibility in crafting compensation programs, even though those programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and may do so again.

        During fiscal 2010, none of our named executive officers were paid total compensation that exceeded the $1,000,000 deductibility cap outlined in Section 162(m); however, some of the fiscal 2010 compensation related to the annual cash bonus may be taxable during fiscal 2011, the year in which it was actually paid.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K of the Exchange Act, as amended. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for THQ's 2010 Annual Meeting and incorporated by reference into THQ's Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Compensation Committee
James L. Whims, Chairman Henry T. DeNero Brian P. Dougherty

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee in fiscal 2010 consisted entirely of the three independent directors listed above. Each member of the Compensation Committee is a non-employee director and no member has any direct or indirect material interest in, or relationship with, THQ outside of his position as a director. To our knowledge, there were no interlocking relationships involving members of the Compensation Committee or other directors requiring disclosure.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation for the fiscal years ended March 31, 2010 ("fiscal 2010"), March 31, 2009 ("fiscal 2009") and March 31, 2008 ("fiscal 2008")§, for each of the following: (i) our Principal Executive Officer, (ii) our Principal Financial Officer, and (iii) our three most highly compensated executive officers other than our Principal Executive Officer and Principal Financial Officer in fiscal 2010, each of whom was serving as an executive officer of the Company as of the last day of fiscal 2010 (the "named executive officers").

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Brian J. Farrell	2010	$677,131	$—	$—	$595,519	$1,137,580	$37,356	$2,447,586
President, Chief Executive	2009	677,031	—	429,794	681,590	—	49,772	1,838,187
Officer, and Board Chairman	2008	651,087	—	765,322	1,430,403	156,261	40,226	3,043,299

Paul J. Pucino(5)	2010	375,000	—	—	297,763	393,750	12,106	1,078,619
Executive Vice President,	2009	59,135	—	46,350	182,895	—	312	288,692
Chief Financial Officer

Danny Bilson(5)	2010	382,981	—	—	474,505	448,000	7,773	1,313,259
Executive Vice President,
Core Games

Ian Curran(6)	2010	376,430	—	—	534,688	448,000	120,954	1,480,072
Executive Vice President,	2009	330,458	—	399,088	424,135	—	68,882	1,222,563
Global Publishing	2008	355,417	—	267,878	622,134	43,791	67,644	1,356,864

Steven F. Dauterman(5),(7)	2010	382,819	—	—	511,212	443,275	41,283	1,378,589
Senior Vice President,
Core Games Product Development
(served as Senior Vice President,
Online during fiscal 2010)

(1)
Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary into the THQ Inc. Management Deferred Compensation Plan. In fiscal 2010, only Mr. Farrell participated in this deferral plan.

§
Effective April 1, 2006, we began reporting our fiscal year on a 52/53-week period. Beginning with the fiscal year ending March 31, 2007, our fiscal year ended on the Saturday nearest March 31. The fiscal years ended March 31, 2010, 2009 and 2008 contain the following number of weeks and end on the following date:

Fiscal Period	Number of Weeks	Fiscal Period End Date
Year ended March 31, 2010	53 weeks	April 3, 2010
Year ended March 31, 2009	52 weeks	March 28, 2009
Year ended March 31, 2008	52 weeks	March 29, 2008

  For simplicity of presentation, we refer to our fiscal year-end as occurring on March 31 of each relevant year.

(2)
The amounts in the Stock Awards and the Option Awards columns reflect the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The amounts reported for fiscal 2009 and fiscal 2008 do not match the amounts reported in last year's proxy statement, due to the new rule amendments adopted by the SEC in late 2009, which require the Company to restate the amounts for these years applying the new grant date fair value methodology. See Note 18 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2010 for a discussion of the relevant assumptions used in calculating these amounts.

(3)
Amounts disclosed under "Non-Equity Incentive Plan Compensation" represent cash bonuses paid pursuant to the Company's "pay-for-performance" executive compensation program for services rendered in fiscal 2010 and fiscal 2008. Bonuses for services rendered in fiscal 2010 were paid in fiscal 2011 and bonuses for services rendered in fiscal 2008 were paid in fiscal 2009. There were no bonuses for services rendered in fiscal 2009.

(4)
Amounts disclosed under "All Other Compensation" in fiscal 2010 consist of the following:

Name	Automobile Allowance		Contributions and Allocations to Defined Contribution/ Pension Plans(a)	Exec-U-Care Supplemental Health Insurance Contributions	Life and Disability Insurance Premiums Paid by the Company	Relocation Expenses		Club Membership	Total All Other Compensation
Brian J. Farrell	$9,000		$5,980	$9,152	$13,224	$—		$—	$37,356
Paul J. Pucino	—		—	6,937	5,169	—		—	12,106
Danny Bilson	—		2,613	250	4,910	—		—	7,773
Ian Curran	23,872	(b)	46,702	250	3,382	43,933	(b)	2,815	120,954
Steven F. Dauterman	—		38,282	3,001	—	—		—	41,283
  (a)
  The Compensation Committee did not allocate a profit sharing contribution amount to the 401(k) Plan in fiscal 2010 and the Company did not match any employee deferrals during fiscal 2010; however, Mr. Farrell and Mr. Bilson received forfeiture allocations from the 401(k) Plan in fiscal 2010. Mr. Pucino did not receive a forfeiture allocation since he was not an employee of THQ on December 31, 2008. Mr. Curran continued to receive contributions to his UK-based pension plan and Mr. Dauterman received contributions to his Australian-based pension plan.

  (b)
  Automobile Allowance also includes reimbursement for fuel costs. Relocation Expenses include a relocation bonus to be used for advance rental housing costs as well as family members' travel expenses in connection with relocation to the United States. Family members' travel expenses were converted to USD with exchange rates in effect when reimbursement requests were submitted.

(5)
No amounts are reported for Mr. Pucino for fiscal 2008, or for Mr. Bilson or Mr. Dauterman for fiscal 2009 or fiscal 2008 since they were not named executive officers of the Company for those years.

(6)
All of Mr. Curran's compensation except his fiscal 2010 non-equity incentive plan compensation and his temporary housing costs (included in Relocation Expenses in table above) was paid in British Pounds; all compensation information for him paid in British Pounds and included in this proxy statement has been converted into USD using the exchange rate on the date of each payment. As of April 6, 2010, Mr. Curran relocated to the United States and payments from that date, which include the fiscal 2010 non-equity incentive plan compensation, are paid in USD.

(7)
Mr. Dauterman's compensation was paid in Australian Dollars; unless otherwise noted, all compensation information for him included in this proxy statement has been converted into USD using the exchange rate on the date of each payment. Mr. Dauterman served as Senior Vice President, Online during fiscal 2010. His current title is Senior Vice President, Core Games Product Development.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

        The following table provides certain information with respect to grants of awards to each of the Company's named executive officers in fiscal 2010.

									All Other Option Awards: Number of Securities Underlying Options (#) (j)
								All Other Stock Awards: Number of Shares of Stocks (#) (i)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(3) (l)
Name (a)	Grant Date(1) (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Brian J. Farrell	5/12/09	—	—	—	—	—	—	—	265,999	$5.20	$595,519
	6/19/09	$0	$812,557	$1,251,338	—	—	—	—	—	—	—

Paul J. Pucino	5/12/09	—	—	—	—	—	—	—	133,001	5.20	297,763
	6/19/09	0	281,250	433,125	—	—	—	—	—	—	—

Danny Bilson	5/12/09	—	—	—	—	—	—	—	143,101	5.20	320,375
	6/19/09	—	—	—	—	—	—	—	50,000	7.16	154,130
	6/19/09	0	320,000	492,800	—	—	—	—	—	—	—

Ian Curran	5/12/09	—	—	—	—	—	—	—	133,001	5.20	297,763
	6/19/09	—	—	—	—	—	—	—	75,000	7.16	236,925
	6/19/09	0	320,000	492,800	—	—	—	—	—	—	—

Steven F. Dauterman(4)	6/11/09	—	—	—	—	—	—	—	93,101	8.60	353,262
	6/19/09	—	—	—	—	—	—	—	50,000	7.16	157,950
	6/19/09	0	293,447	451,909	—	—	—	—	—	—	—

(1)
Equity awards were made in accordance with our equity grant policy described in "Compensation Discussion and Analysis—Long Term Equity Compensation." Our current policy is to consider equity awards to the named executive officers at the time of the Compensation Committee meeting after the end of the fiscal year in order to align decisions for all elements of compensation for the named executive officers to the same date. Additionally, an annual executive equity award was granted to Mr. Dauterman on June 11, 2009 and equity awards were granted to Mr. Bilson, Mr. Curran and Mr. Dauterman on June 19, 2009 in connection with promotions to new positions.

(2)
The numbers in these columns represent the range of potential cash bonus awards that could have been earned by our named executive officers for fiscal 2010 pursuant to our "pay-for-performance" bonus plan. The plan provides for the award of annual cash bonuses based upon the attainment of specified performance metrics, which in fiscal 2010 consisted of operating earnings, net sales and free cash flow targets, as well as individual performance. Column (c), "Threshold" equals zero for each named executive officer because if all of the threshold targets were achieved, the bonus pool would start funding at 50% of operating income above break-even operating earnings per share and thus a bonus pool could be zero even if all thresholds were achieved. Column (d), "Target" reflects each named executive officer's Target Bonus, which were set in fiscal 2010 as follows: Brian J. Farrell—120%; Paul J. Pucino—75%; Danny Bilson—80%; Ian Curran—80%; and Steven F. Dauterman—80%. Column (e), "Maximum" reflects the maximum bonus each named executive officer could have earned if paid the sum of (i) 150% of the Company Goal component of the Target Bonus and (ii) 100% of the Individual Goals component; multiplied by a performance factor of 1.1. The actual amount paid to each of the named executive officers for fiscal 2010 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation. These awards are described in further detail under "Compensation Discussion and Analysis—Annual Cash Bonus" beginning on page 27.

(3)
The Grant Date Fair Value is computed in accordance with FASB ASC Topic 718. See Note 18 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2010 for a discussion of the relevant assumptions used in calculating grant date fair value. There can be no assurance that the Grant Date Fair Value of Stock Awards or Option Awards will ever be realized.

(4)
Mr. Dauterman's non-equity incentive plan award amount was set in Australian Dollars. The amounts shown in the table above are converted to USD based upon the exchange rate on June 19, 2009, which was 1AUD = .79717 USD. Target bonus amount in AUD is $368,111 and Maximum bonus amount in AUD is $566,892. Actual bonus paid would be converted into USD from AUD on the date paid and may not be the same as the amounts reflected in the table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements.

        Brian J. Farrell.    Mr. Farrell is employed with THQ pursuant to an Amended and Restated Employment Agreement, dated December 31, 2008 (the "Employment Agreement"). The Employment Agreement, which was initially entered into on July 20, 2006, includes the following key provisions:

  •
  Compensation—Mr. Farrell shall be paid an annual base salary of at least $626,045, subject to annual review beginning as of March 31, 2007. In fiscal 2010, Mr. Farrell's base salary was $677,131. In addition, Mr. Farrell participates in the Company's pay-for-performance bonus plan and may earn an annual cash bonus if the Company's bonus pool is funded (see "Compensation Discussion and Analysis," beginning on page 22, herein for a discussion of how the bonus pool is funded).

  •
  Additional Benefits—A life insurance policy in the amount of $3.0 million, disability insurance in the amount of 80% of his base salary, a car allowance, and at least all other benefits made available by the Company to other senior executives of the Company in the United States.

  •
  Term—The Employment Agreement provides that the Company will continue to employee Mr. Farrell as the Company's President and Chief Executive Officer during the original and any extended term of the Employment Agreement, which commenced on July 20, 2006 and continued through March 31, 2010; provided, however, that commencing March 31, 2008 and thereafter, the Employment Agreement is automatically extended each year on March 31st by a period of one (1) additional year if the Company has not given Mr. Farrell at least ninety (90) days written notice prior to the relevant March 31st that it does not want to extend the Employment Agreement. The Company did not give Mr. Farrell notice on March 31, 2008, 2009 or 2010 and thus the Employment Agreement was initially extended through March 31, 2011, then March 31, 2012 and now through March 31, 2013. The Employment Agreement shall automatically terminate on March 31st of the calendar year in which Mr. Farrell turns 65 years of age.

  •
  Excise Tax Gross-Up Payment—In the event that Mr. Farrell is required to pay, due to any payments made to him under his employment agreement, any excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay Mr. Farrell a gross-up payment to cover such excise taxes, interest and penalties.

        The Employment Agreement may be terminated by the Company: (i) in the event of Mr. Farrell's death or disability, or (ii) for Cause; and may be terminated by Mr. Farrell: (a) at will, or (b) for Good Reason. The Employment Agreement provides for a severance payment upon termination of employment as a result of death or disability, termination by the Company without Cause, termination by Mr. Farrell for Good Reason, or termination in connection with a Change of Control. See below, "Potential Payments upon Termination or Change in Control," for a description of these provisions in the Employment Agreement. "Cause," "Good Reason," and "Change in Control" are defined in the Employment Agreement.

        The Employment Agreement was amended and restated as of December 31, 2008. The amendments were immaterial and were intended to bring the Employment Agreement in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

        Ian Curran.    During fiscal 2010, Mr. Curran was employed by THQ in the United Kingdom (UK). Under UK law, we are required to provide our UK employees with a statement of the main terms and conditions of employment. Mr. Curran's Statement set forth the following key terms and conditions of his employment:

  •
  Salary of £141,750 per year, to be reviewed annually;

  •
  Discretionary bonus dependent upon overall Company and individual performance;

  •
  Car allowance of £1,000 per month; and

  •
  Welfare benefits similar to those offered to other THQ employees in the UK.

        Pursuant to Mr. Curran's Statement, both he and the Company were required to provide the other with 12 months notice in writing in order to terminate his employment with the Company, except in the case of gross misconduct by Mr. Curran, as defined under UK law. As of April 6, 2010, Mr. Curran relocated to THQ's headquarters in the United States and now serves as an "at will" employee. His Statement was terminated as of such date.

        Non-Equity Incentive Plan Compensation.    The amounts in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation table reflect the annual cash bonuses paid to our named executive officers under our executive compensation program. The formula used to determine these awards is as follows:

                                 Base Salary        ×        Target Bonus %        =        Target Bonus

         Target Bonus percentages for the named executive officers in fiscal 2010 were as follows: Brian J. Farrell—120%; Paul J. Pucino—75%; Danny Bilson—80%; Ian Curran—80%; and Steven F. Dauterman—80%.

        Once the Target Bonus is established for each named executive officer, a maximum bonus opportunity is calculated as follows:

80% of Target Bonus x 1.5 for maximum payout under Company Goal	+	20% of Target Bonus for Individual Goals	=	Subtotal of maximum Company Goal + Individual Goals	×	x 1.1 maximum multiplier for performance factor	=	Maximum Bonus Opportunity

         Achievement of the Company Goal is weighted as 80% of each executive officer's Target Bonus so that the executive officers are primarily motivated to achieve the Company Goal, and secondarily motivated to achieve their individual goals.

        For fiscal 2010, the bonus pool would begin funding upon the achievement of three performance metrics (collectively, the "Company Goal") set by the Compensation Committee at the beginning of the fiscal year: (i) positive operating earnings, (ii) net sales of at least $804 million, and (iii) free cash flow of at least $60 million (all performance metrics are non-GAAP financial measures; see footnote on page 27 herein). If all of the thresholds were achieved, the bonus pool would be funded by 50% of operating income above break-even operating earnings per share up to a cap of 150% of bonus targets for achievement of the Company Goal and 100% of bonus targets for achievement of Individual Goals.

        In fiscal 2010, the Company achieved all three components of the Company Goal and based on the Company's operating income, the bonus pool was fully funded. The Compensation Committee determined that the Individual Goals were met for each named executive officer and assigned each named executive officer a 1.0 personal performance factor multiplier. Thus each named executive officer received the amount as calculated in the column "Subtotal of maximum Company Goal + Individual Goals". Actual bonuses paid are set forth in the Summary Compensation Table. The bonuses for fiscal 2010 were paid to the named executive officers in June 2010, which is in fiscal 2011.

        Option Awards.    In May 2009, all named executive officers except Mr. Dauterman (who was not an executive officer at the time) were awarded equity grants that consisted of stock options. Mr. Farrell was awarded 265,999 options, Mr. Pucino was awarded 133,001 options, Mr. Bilson was awarded 143,101 options and Mr. Curran was awarded 133,001 options. On June 11, 2009, Mr. Dauterman received an annual executive grant of 93,101 options. Additionally, on June 19, 2009, the Board awarded options to Mr. Bilson, Mr. Curran and Mr. Dauterman in connection with promotions to new positions. Mr. Bilson was granted 50,000 options, Mr. Curran was granted 75,000 options and Mr. Dauterman was granted 50,000 options. All options vest ratably over a three-year period after grant, subject to the named executive officer's continued employment with the Company, and expire five years from the grant date.

        Compensation Mix.    For fiscal 2010, our named executive officers received the following amounts of salary and bonus in proportion to total compensation:

Executive	Salary as a percentage of Total Compensation	Bonus as a percentage of Total Compensation	Long-Term Equity as a percentage of Total Compensation(1)
Brian J. Farrell	28%	47%	25%
Paul J. Pucino	35	37	28
Danny Bilson	29	34	37
Ian Curran	28	33	39
Steven F. Dauterman	28	34	38

(1)
Long-term equity is calculated based upon the grant date fair value of option awards, pursuant to FASB ASC Topic 718.

        Long-term equity as a percentage of total compensation was higher for Mr. Bilson, Mr. Curran and Mr. Dauterman due to their promotional grants.

OUTSTANDING EQUITY AWARDS AS OF APRIL 3, 2010

        The following table sets forth certain information regarding stock-based awards held by each named executive officer as of April 3, 2010.

	OPTION AWARDS					STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (f)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#) (g)

Brian J. Farrell	130,000	—	(2)	26.12	4/3/2011	18,666	(2)	$134,022
	86,667	43,333	(3)	32.80	5/15/2012	23,333	(3)	167,531
	43,334	86,666	(4)	18.42	5/13/2013	23,333	(4)	167,531
	—	265,999	(5)	5.20	5/12/2014	—		—
					TOTAL			469,084

Paul J. Pucino	50,000	100,000	(6)	3.09	2/11/2014	15,000	(6)	107,700
	—	133,001	(5)	5.20	5/12/2014	—		—
					TOTAL			107,700

Danny Bilson	23,334	11,666	(7)	18.75	3/13/2013	3,000	(7)	21,540
	2,967	5,933	(8)	9.90	10/20/2013	—		—
	16,667	33,333	(9)	4.01	11/12/2013	—		—
	—	143,101	(5)	5.20	5/12/2014	—		—
	—	50,000	(10)	7.16	6/19/2014	—		—
					TOTAL			21,540

Ian Curran	46,150	—	(11)	19.66	10/14/2010	—		—
	45,500	—	(2)	26.12	4/3/2011	6,534	(2)	46,914
	30,334	15,166	(3)	32.80	5/15/2012	8,167	(3)	58,639
	10,000	5,000	(12)	28.23	8/16/2012	—		—
	21,667	43,333	(4)	18.42	5/13/2013	21,666	(4)	155,562
	16,667	33,333	(13)	4.58	12/12/2013	—		—
	—	133,001	(5)	5.20	5/12/2014	—		—
	—	75,000	(10)	7.16	6/19/2014	—		—
					TOTAL			261,115

Steven F. Dauterman	66,667	—	(11)	19.66	10/14/2010	12,000	(11)	86,160
	30,334	15,166	(3)	32.80	5/15/2012	8,167	(3)	58,639
	15,167	30,333	(4)	18.42	5/13/2013	15,667	(4)	112,489
	—	93,101	(14)	8.60	6/11/2014	—		—
	—	50,000	(10)	7.16	6/19/2014	—		—
					TOTAL			257,288

(1)
Calculated based upon the closing market price of our common stock, $7.18, on April 1, 2010, the last trading day for our common stock in fiscal 2010.

(2)
These awards were granted to our executive officers on April 3, 2006. The options are fully vested. The stock awards are performance accelerated restricted stock units (PARSUs), which fully vest on April 3, 2011, subject to the continued employment of the recipient; provided, however, 20% of each outstanding grant of PARSUs will accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term of the PARSUs. The Company attained its performance targets for fiscal 2007, thus 20% of the PARSUs vested on May 30, 2007. The Company also attained its performance targets for fiscal 2010 and accordingly, 20% of the PARSUs vested on June 4, 2010; however, such vesting is not reflected in the table above since it occurred in fiscal 2011.

(3)
These awards were granted to our executive officers on May 15, 2007. The options are fully vested; however, the last one-third vested on May 15, 2010, which was in fiscal 2011 and thus was not disclosed as "exercisable" above. The stock awards are PARSUs, which fully vest on May 15, 2012, subject to the continued employment of the recipient; provided, however, 20% of each outstanding grant of PARSUs will accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term of the PARSUs. The Company attained its performance targets for fiscal 2010 and accordingly, 20% of the PARSUs vested on June 4, 2010; however, such vesting is not reflected in the table above since it occurred in fiscal 2011.

(4)
These awards were granted to our executive officers on May 13, 2008. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on May 13, 2009, the second one-third vested on May 13, 2010, which was in fiscal 2011 and thus was not disclosed as "exercisable" above, and the last one-third will vest on May 13, 2011. The stock awards are PARSUs, which fully vest on May 13, 2013, subject to the continued employment of the recipient; provided, however, 20% of each outstanding grant of PARSUs will accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term of the PARSUs. The Company attained its performance targets for fiscal 2010 and accordingly, 20% of the PARSUs vested on June 4, 2010; however, such vesting is not reflected in the table above since it occurred in fiscal 2011.

(5)
These option awards were granted to our executive officers on May 12, 2009. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on May 12, 2010, which was in fiscal 2011 and thus was not disclosed as "exercisable" above, the second one-third will vest on May 12, 2011, and the last one-third will vest on May 12, 2012.

(6)
These awards were granted to Mr. Pucino on February 11, 2009 in connection with his employment with the Company. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on February 11, 2010, the second one-third will vest on February 11, 2011 and the last third will vest on February 11, 2012. The stock awards are Restricted Stock Units (RSUs), which fully vest on February 11, 2012, subject to Mr. Pucino's continued employment with the Company.

(7)
These awards were granted to Mr. Bilson on March 13, 2008 in connection with his employment with the Company. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on March 13, 2009, the second one-third vested on March 13, 2010 and the last third will vest on March 13, 2011. The stock awards are RSUs, which fully vest on March 13, 2011, subject to Mr. Bilson's continued employment with the Company.

(8)
These options were granted to Mr. Bilson on October 20, 2008 as part of a non-executive annual performance grant. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Bilson's continued employment with the Company. The first one-third of the stock options vested on October 20, 2009, the second one-third will vest on October 20, 2010 and the last third will vest on October 20, 2011.

(9)
These options were granted to Mr. Bilson on November 12, 2008 in connection with his promotion to Senior Vice President, Creative Development. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Bilson's continued employment with the Company. The first one-third of the stock options vested on November 12, 2009, the second one-third will vest on November 12, 2010 and the last third will vest on November 12, 2011.

(10)
These option awards were promotional awards granted to Mr. Bilson, Mr. Curran and Mr. Dauterman on June 19, 2009. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on June 19, 2010, which was in fiscal 2011 and thus was not disclosed as "exercisable" above, the second one-third will vest on June 19, 2011, and the last one-third will vest on June 19, 2012.

(11)
These awards were granted on October 14, 2005 as part of a non-executive annual performance grant. The options are fully vested. The stock awards granted to Mr. Dauterman are performance accelerated restricted stock (PARS), which fully vest on October 14, 2010, subject to Mr. Dauterman's continued employment with the Company; provided, however, 20% of each outstanding grant of PARS will accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term of the PARS. The Company attained its performance targets for fiscal 2007, thus 20% of the PARS vested on May 30, 2007. The Company also attained its performance targets for fiscal 2010 and accordingly, 20% of the PARS vested on June 4, 2010; however, such vesting is not reflected in the table above since it occurred in fiscal 2011.

(12)
These options were promotional awards granted to Mr. Curran on August 16, 2007. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Curran's continued employment with the Company. The first one-third of the stock options vested on August 16, 2008, the second one-third vested on August 16, 2009 and the last third will vest on August 16, 2010.

(13)
These options were promotional awards granted to Mr. Curran on December 12, 2008. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Curran's continued employment with the Company. The first one-third of the stock options vested on December 12, 2009, the second one-third will vest on December 12, 2010 and the last third will vest on December 12, 2011.

(14)
This was an annual executive award of stock options granted to Mr. Dauterman on June 11, 2009. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on June 11, 2010, which was in fiscal 2011 and thus was not disclosed as "exercisable" above , the second one-third will vest on June 11, 2011 and the last third will vest on June 11, 2012.

OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information concerning vesting of performance accelerated restricted stock (PARS) during fiscal 2010 for each named executive officer on an aggregated basis:

	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting(1) ($) (e)
Brian J. Farrell	—	$—	34,791	(2)	$249,799
Paul J. Pucino	—	—	—		—
Danny Bilson	—	—	—		—
Ian Curran	—	—	9,940	(2)	71,369
Steven F. Dauterman	—	—	—		—

(1)
Calculated based upon the closing market price of THQ's common stock on April 1, 2010, $7.18, which was the date the PARS vested.

(2)
The vested stock awards were PARS awarded to Mr. Farrell and Mr. Curran on April 1, 2005, which fully vested on April 1, 2010. Both Mr. Farrell and Mr. Curran elected to have shares withheld for payment of tax liability and thus the actual number of shares acquired by Mr. Farrell was 22,030 and the actual number of shares acquired by Mr. Curran was 5,865.

NON-QUALIFIED DEFERRED COMPENSATION

        The following table shows the executive and Company contributions, earnings, distributions and account balances for the named executive officers in the THQ Inc. Management Deferred Compensation Plan (the "Deferred Compensation Plan"):

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(3) (f)
Brian J. Farrell	$—	$—	$154,749	$(44,609)	$398,351
Paul J. Pucino(4)	—	—	—	—	—
Danny Bilson(4)	—	—	—	—	—
Ian Curran(5)	—	—	—	—	—
Steven F. Dauterman(5)	—	—	—	—	—

(1)
Amount is included as "Salary" or "Non-Equity Incentive Plan Compensation" for fiscal 2010 in the Summary Compensation Table on page 34.

(2)
The earnings in this column (d) are not reported in the Summary Compensation Table because they were not preferential or above market.

(3)
Amounts reported in this column (f) include amounts previously reported in the Company's Summary Compensation Table in previous years when earned. Amounts previously reported in such years include previously earned, but deferred, salary and cash bonuses. This total reflects the cumulative value of deferrals, contributions made by the Company and investment experience less distributions made to the named executive officer.

(4)
Chose not to participate in the Deferred Compensation Plan.

(5)
Not eligible to participate in the Deferred Compensation Plan because not a United States resident during fiscal 2010.

        The Deferred Compensation Plan is an unfunded, unsecured, deferred compensation plan. The Deferred Compensation Plan allows certain employees of the Company (including all directors and named executive officers) to defer:

  •
  Up to 100% of base salary; and

  •
  Up to 100% of variable pay, including annual cash bonus or Board fees.

        The Company may make voluntary contributions to a participant's deferred compensation account, in such amounts, and at such times as the Company may, in its sole discretion, determine. The aggregate balances shown above represent amounts that the named executive officers earned but elected to defer, plus earnings (or losses) and any contributions that the Company made to such named executive's account, less distributions that the Company made from such named executive officer's account.

        Account balances may be invested in investments selected by the executive from an array of investment options similar to the investment options available in the Company's 401(k) Plan. The array may change from time to time; as of March 31, 2010, participants could choose among several different investments, including domestic and international growth, income, balanced and blended fund investment stock funds, bonds or money market funds. Participants can daily change their investment selections prospectively by contacting the third-party administrator of the Deferred Compensation Plan.

        When participants elect to defer amounts into the Deferred Compensation Plan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive's retirement or separation from the Company. Distributions can be made in a single lump sum payment or in up to 15 annual installments, depending upon the officer's years of service with the Company. However, soon after a participant's employment ends, his or her account balance is automatically distributed in a lump sum—without regard to his or her election—if the participant's account balance is less than $15,500 at the time of retirement or separation or if employment ended due to the participant's death.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        All of our named executive officers have agreements that provide for payments and benefits to such named executive officers upon termination (actual or constructive) other than for "cause" or if the termination occurs within a specified period after, or in contemplation of, a change in control. The following pages describe these agreements and show potential payments upon termination, as if our named executive officers had been terminated on April 3, 2010*.

*    April 3, 2010 was the last day of fiscal 2010.

        Brian J. Farrell's Employment Agreement.    As described above in the section entitled "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table," Mr. Farrell is employed with THQ pursuant to an Employment Agreement. The Employment Agreement may be terminated by the Company: (i) in the event of Mr. Farrell's death or disability, or (ii) for Cause; and may be terminated by Mr. Farrell: (a) at will, or (b) for Good Reason. In the event that Mr. Farrell terminates the Employment Agreement for Good Reason, or the Company terminates the Employment Agreement without Cause at any time or within one year after a Change in Control, Mr. Farrell shall be entitled to the following benefits:

  •
  A lump sum payment equal to three times the sum of (A) base salary on the date of termination, plus (B) bonus compensation at the annual rate of the highest bonus amount received by Mr. Farrell during any prior fiscal year;

  •
  The immediate vesting of Mr. Farrell's rights in all employee benefit and compensation plans, including stock options and stock awards not fully vested at such time;

  •
  For the greater of three years or the balance of the employment term, as set forth in the Employment Agreement: (i) medical and dental insurance, unless Mr. Farrell receives substantially equivalent medical and dental coverage from a third party employer without cost to him; (ii) the additional life and disability insurance coverage; and (iii) perquisites received by Mr. Farrell at the time of termination;

  •
  Payment of the fees and disbursements incurred by counsel to Mr. Farrell as a result of the termination of Mr. Farrell's employment during the one-year period following such termination;

  •
  Appropriate office and secretarial assistance for six months after termination of Mr. Farrell's employment; and

  •
  A gross-up payment if excise taxes (including penalties and interest) are owed by Mr. Farrell.

        If Mr. Farrell were terminated in accordance with the foregoing on April 3, 2010, he would have received the following:

Name	Base Salary Payment	Bonus Payment	Accelerated Vesting of Unvested Option & Stock Awards(1)	Group & Health Benefits(2)	Other(3)	Excise Tax Gross-Up Payment	Total
Brian J. Farrell	$2,031,393	$2,741,139	$995,762	$117,733	$37,145	$0	$5,923,172

(1)
These amounts represent the intrinsic value at April 3, 2010 of unvested options and stock awards that would vest upon termination, based upon the closing stock price of THQ's common stock on April 1, 2010 (the last business day of fiscal 2010), which was $7.18.

(2)
Group and health benefits include 36 months of employer contributions for health, short-term disability, long-term disability, AD&D and life insurance benefits.

(3)
Includes three years automobile allowance and six months use of an office and secretarial services.

        Severance Agreements.    THQ's Board believes it is in the best interests of the Company and its stockholders to encourage the continued services of our named executive officers and to ensure the officer's continued dedication by providing specified severance benefits in the event the named executive officer's employment is terminated by the Company without Cause. For that reason, the Company has entered into severance agreements with each of the named executive officers of THQ other than Mr. Farrell (the "Severance Agreements"). Mr. Farrell's Employment Agreement provides for the payment of benefits to him in the event of termination under certain circumstances as described above.

        The Severance Agreements provide for the payment of the following benefits if the named executive officer's employment with THQ or its subsidiaries is terminated by the Company without Cause, unless the named executive officer is entitled to benefits under the Change-in-Control Agreement described below:

  •
  A lump sum cash payment equal to the sum of (i) one times the named executive officer's current base salary for an Executive Vice President of the Company (including Mr. Pucino, Mr. Curran and Mr. Bilson) or three-quarters (3/4) of the officer's current base salary for a Senior Vice President of the Company (including Mr. Dauterman); and (ii) either (a) one times an Executive Vice President's annual bonus paid or three-quarters (3/4) of a Senior Vice President's annual bonus paid (including amounts deferred), in respect of the fiscal year of the Company immediately preceding the fiscal year in which the termination occurs, or (b) any accrued but unpaid bonus for the fiscal year ended immediately prior to the fiscal year in which the termination occurs; provided, however, if the named executive officer has been employed with the Company for less than one year, then the amount paid under the preceding clause (ii) shall be equal to one times an Executive Vice President's or three-quarters (3/4) times a Senior Vice President's annual target bonus in effect at the date of termination.

  •
  COBRA premiums under the Company's group health plan for a period of 12 months for an Executive Vice President or 9 months for a Senior Vice President.

        In addition, if on the date of termination, the named executive officer shall not be fully vested with respect to any equity awards granted to such named executive officer, the named executive officer will immediately be vested on the date of termination in that number of additional options and stock awards that would have vested during the 12 months following the date of termination for an Executive Vice President of the Company or 9 months following the date of termination for a Senior Vice President of the Company, as if such stock options or stock awards had become vested in equal monthly increments over the vesting period.

        In exchange for the aforementioned severance the named executive officer must execute a release of his or her right to bring claims against the Company.

        If our named executive officers (other than Mr. Farrell) had been terminated on April 3, 2010, in accordance with the foregoing, each would have received approximately the following amounts under the Severance Agreements:

Name	Base Salary Payment		Bonus Payment	Accelerated Vesting of Unvested Equity Awards(1)	Accelerated Vesting of Unvested Stock Awards(1)	COBRA Premiums		Total
Paul J. Pucino	$375,000		$0	$292,281	$35,900	$11,349		$714,530
Danny Bilson	400,000		0	147,616	7,180	16,090		570,886
Ian Curran	371,977	(2)	0	131,616	54,568	11,962	(4)	570,123
Steven F. Dauterman	317,154	(3)	0	250	41,824	0	(4)	359,228

(1)
These amounts represent the intrinsic value at April 3, 2010 of unvested options and stock awards that would vest upon termination, based upon the closing stock price of THQ's common stock on April 1, 2010 (the last business day of fiscal 2010), which was $7.18.

(2)
Based on the exchange rate between the British Pound and the U.S. Dollar on April 2, 2010 (the last business day of fiscal 2010), which was 1GBP = 1.52511 USD.

(3)
Based on the exchange rate between the Australian Dollar and the U.S. Dollar on April 2, 2010 (the last business day of fiscal 2010), which was 1AUD = .91901USD.

(4)
COBRA payments are governed by the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985. Mr. Curran was a UK resident as of April 3, 2010 and Mr. Dauterman is an Australian resident and thus COBRA is not applicable to them; however, Mr. Curran's Statement provided that he would receive 12 months of health and welfare benefits upon termination by the Company and thus the cost of such benefits is included in the "COBRA Premiums" column.

        Change-in-Control Agreements.    THQ's Board believes that it is in the best interests of the Company and its stockholders to encourage our key officers to continue their services and their dedication to their assigned duties in the event of any threat or occurrence of any change in control of the Company. For that reason, in addition to the Severance Agreements, we have entered into agreements with each of our named executive officers, other than Mr. Farrell (the "Change-in-Control Agreements"). Mr. Farrell's Employment Agreement provides for the payment of benefits to him in the event of a change in control under certain circumstances as described above.

        The Change-in-Control Agreements provide the following benefits in the event that a named executive officer's employment is terminated following a Change in Control of THQ by the Company without Cause or by the named executive officer for Good Reason:

  •
  A lump sum cash payment of (i) one and one-half (1 1/2) times the named executive officer's current salary; plus (ii) one times the target annual bonus then in effect for such officer; plus (iii) the product of the bonus amount described in clause (ii) and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365; plus (iv) any accrued but unpaid bonus for the preceding fiscal year;

  •
  Medical, accident, disability and life insurance coverage for 12 months after termination at the lesser of the current cost or active employee cost;

  •
  A cash payment equal to the value of any unvested portion of employer contributions to the named executive officer's account under the Company's 401(k) Plan; and

  •
  A gross-up payment if excise taxes (including penalties and interest) are owed by such named executive officer; provided, however, no gross-up payment shall be paid if the amount of the aggregate "parachute payment" payable to the Named Executive Officer is not greater than 110% of the maximum amount that may be paid to such Named Executive Officer without resulting in the imposition of the excise tax.

        Although the change-in-control agreements provide for gross-up payments related to taxes to be made to the named executive officers under certain circumstances, on May 11, 2009, the Compensation Committee determined that when any new agreements are entered into with executive officers, or upon material amendment to an existing agreement, such executive officer should be responsible for the taxes payable by them with respect to their compensation and that any change-in-control severance agreement entered into or materially amended on or after such date will not provide for the Company to gross-up tax payments.

        In addition, if on the date of termination such named executive officer's stock options or stock awards are not fully vested, all such stock options or awards shall become immediately vested and stock options shall be exercisable for such period as provided in the plan and/or agreement governing such stock options or awards.

        In order to receive any benefits under a Change-in-Control Agreement, the named executive officer may not voluntarily leave THQ without "Good Reason." "Good Reason" is defined to include any of the following events after a Change in Control: (a) involuntary termination of the named executive officer; (b) a reduction of the named executive officer's rate of annual base salary as in effect immediately prior to the Change in Control or failure to pay such salary; (c) a requirement that the named executive officer relocate to a primary work location more than 25 miles from the primary work location at the time of the Change in Control; (d) the Company's failure to provide the named executive officer with employee benefit plans, compensation plans, paid vacation, expense reimbursement and other fringe benefits, on terms that are in all material respects no less favorable, in the aggregate, than those provided under plans, practices, programs and policies of the Company as in effect immediately prior to the Change in Control; (e) the failure to maintain the effectiveness of the Change-in-Control Agreements after the Change in Control; and (f) a material diminution of duties, authorities or reporting responsibilities.

        The definition of a Change in Control for purposes of the Change-in-Control Agreements is complex but is summarized as follows. It provides that a change in control will have occurred if:

  •
  Any person not affiliated with THQ acquires 50% or more of the voting power of our outstanding securities;

  •
  During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board cease for any reason to constitute at least a majority of the Board (except for certain individuals nominated to the Board by a majority of the incumbent directors);

  •
  We merge with another company and our voting stock represents less than 60% of the voting power of the new entity;

  •
  Our stockholders approve a plan of complete liquidation or dissolution of the Company; or

  •
  Any other event occurs that the Board deems to constitute a Change in Control.

        If our named executive officers were terminated in accordance with the foregoing on April 3, 2010, they would have received the following:

Name	Cash Payment(1)	Accelerated Vesting of Unvested Option Awards(2)	Accelerated Vesting of Unvested Stock Awards(2)	Group & Health Benefits	Excise Tax Gross-Up Payment(3)	Total
Paul J. Pucino	$1,125,000	$672,342	$107,700	$14,264	$484,890	$2,404,196
Danny Bilson	1,242,210	390,006	21,540	17,580	540,216	2,211,552
Ian Curran	1,153,130	351,508	261,115	11,962	0	1,777,715
Steven F. Dauterman	1,310,904	1,000	257,288	0	0	1,569,192

(1)
Cash payment consists of 150% of base salary, two times target bonus and unvested 401(k) account balances as follows:

Name	Base Salary Payment	Bonus Payment	Unvested 401(k) Payment	Total Cash Payment
Paul J. Pucino	$562,500	$562,500	$0	$1,125,000
Danny Bilson	600,000	640,000	2,210	1,242,210
Ian Curran(4)	557,966	595,164	0	1,153,130
Steven F. Dauterman(5)	634,309	676,595	0	1,310,904
(2)
These amounts represent the intrinsic value at April 3, 2010 of unvested options and stock awards that would vest upon termination, based upon the closing stock price of THQ's common stock on April 1, 2010 (the last business day of fiscal 2010), which was $7.18.

(3)
Mr. Pucino and Mr. Bilson entered into their Change-in-Control Agreements prior to May 11, 2009 and thus the agreements provide for gross-up payments related to taxes to be made under certain circumstances. On May 11, 2009, the Compensation Committee determined that any new officers should be responsible for the taxes payable by them with respect to their compensation and that any new change-in-control severance agreement will not provide for the Company to gross-up tax payments.

Mr. Curran and Mr. Dauterman were not United States taxpayers in fiscal 2010 and would not have been subject to the excise taxes under section 280G of the United States Internal Revenue Code. The Company did not take a U.S. tax deduction for Mr. Curran or Mr. Dauterman's compensation in fiscal 2010 and thus would not lose its deduction for excess parachute payments.

(4)
Based on the exchange rate between the British Pound and the U.S. Dollar on April 2, 2010 (the last business day of fiscal 2010), which was 1GBP = 1.52511 USD.

(5)
Based on the exchange rate between the Australian Dollar and the U.S. Dollar on April 2, 2010 (the last business day of fiscal 2010), which was 1AUD = .91901USD.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires THQ's directors and executive officers, and persons who own more than ten percent of THQ's common stock, to file reports of ownership and changes in ownership of common stock of THQ. We have adopted procedures to assist THQ's directors and officers in complying with these requirements, which include assisting officers and directors in preparing forms for filing.

        To our knowledge, based solely upon a review of such reports furnished to us and written representations that no other reports were required, other than an untimely filing with respect to certain stock options that were inadvertently omitted from Steven F. Dauterman's Form 3 filed on June 29, 2009, which options were subsequently reported on a Form 5 filed on May 18, 2010, we believe that during fiscal 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with on a timely basis.

DELIVERY OF ANNUAL MEETING MATERIALS

        If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and proxy materials pursuant to the SEC's "householding" rules. Stockholders who would like to receive a separate copy or additional copies of these materials may request them by sending an e-mail to investorinfo@thq.com, calling 1-818-871-5125 or writing to: Investor Relations, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301. We will promptly respond to your request for separate or additional copies.

        Stockholders who share an address and receive multiple copies of our Annual Report and proxy materials may also request to receive a single copy by following the instructions above.

        Current and prospective investors can also access our Form 10-K, proxy statement and other financial information on the investor relations section of our website at http://investor.thq.com, by sending an e-mail to investorinfo@thq.com, calling 1-818-871-5125 or writing to: Investor Relations, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301.

REPORT OF THE AUDIT COMMITTEE

        This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

        The Audit Committee's responsibilities are described in a written charter, which was adopted by the Board and is reviewed by the Audit Committee on an annual basis. During fiscal 2010, the members of the Audit Committee were Henry T. DeNero (Chairman), Lawrence Burstein and Jeffrey W. Griffiths. The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Global Select Market (the "Rules"), and one of its members, Henry T. DeNero, is an "audit committee financial expert" as defined by the Rules and the definitions promulgated by the Securities and Exchange Commission ("SEC"). The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees pursuant to the Rules as well as rules promulgated by the SEC.

        THQ's management is responsible for preparing the Company's financial statements and the Company's independent registered public accountants, Deloitte & Touche LLP ("Deloitte"), are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by THQ's management and Deloitte. Additionally, in fulfilling its responsibilities, the Audit Committee, among other things, approves the services of the independent registered public accountants, oversees internal audit, reviews financial statements, earnings releases and other accounting matters, oversees the Company's systems of internal controls and approves related party transactions.

        In this context, the Audit Committee has met and held discussions with management and Deloitte. Management represented to the Audit Committee that THQ's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte.

        The Audit Committee has discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90, Communication With Audit Committees, as amended. In addition, Deloitte provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board regarding the independent registered public accountants' communications with the Audit Committee concerning independence, and the Audit Committee and Deloitte have discussed Deloitte's independence from THQ and its management, including the matters in those written disclosures.

        The Audit Committee has discussed with Deloitte, with and without management present, their evaluations of THQ's internal accounting controls and the overall quality of THQ's financial reporting.

        Following the Audit Committee's discussions with management and Deloitte, and in reliance on the reviews and discussions discussed above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's annual report on Form 10-K for the year ended March 31, 2010, for filing with the SEC. The Audit Committee also reappointed Deloitte as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2011 and the Board concurred in such reappointment.

    Audit Committee:

    Henry T. DeNero, Chairman
    Lawrence Burstein
    Jeffrey W. Griffiths

 PROPOSAL NUMBER 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INFORMATION ABOUT DELOITTE & TOUCHE LLP

        The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") to be our independent registered public accounting firm (also referred to herein as "auditors") for the fiscal year ending March 31, 2011. As a matter of good corporate governance, the Board submits the Audit Committee's selection of the independent registered public accounting firm to stockholders for ratification.

        Deloitte has been our independent registered public accounting firm since 1991, and no relationship exists other than the usual relationship between auditor and client.

        If the appointment of Deloitte as auditors for fiscal 2011 is not ratified by the stockholders, the adverse vote will be considered by the Audit Committee when it considers auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current fiscal year, the appointment for fiscal 2011 will stand, unless the Audit Committee finds other good reason for making a change.

        A representative of Deloitte is expected to be present at the Annual Meeting to have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

        Fees for professional services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in fiscal years 2010 and 2009 were as follows:

	Fiscal 2009	Fiscal 2010
Audit Fees(1)	$1,724,748	$1,481,110
Audit-Related Fees(2)	62,979	159,825
Tax Fees(3)	20,679	35,533
All Other Fees	0	0

Total	1,808,406	1,676,468

(1)
Represents the aggregate fees billed and expected to be billed in each fiscal period presented above primarily for professional services provided in connection with: (i) the year-end financial statement audit (U.S. domestic and international); (ii) the review of the Company's quarterly financial statements included in the Company's Forms 10-Q; and (iii) the audit of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Represents the aggregate fees billed in each fiscal period presented above for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements, including consultations and additional audit services. Audit-related fees in fiscal 2010 are fees related to review of our convertible debt offering, a registration statement filing for our ESPP and a comment letter received by the Company from the SEC. Audit-related fees in fiscal 2009 are fees for review of comment letters received by the Company from the SEC.

(3)
Represents the aggregate fees billed in each fiscal period presented above for tax compliance, tax advice and tax planning.

SERVICES PROVIDED BY DELOITTE & TOUCHE LLP

        The Audit Committee is required to pre-approve the engagement of Deloitte to perform audit and other services for THQ and its subsidiaries. Our procedures for the pre-approval by the Audit Committee of all services provided by Deloitte comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee.

        The Audit Committee considered and determined that fees for services other than audit and audit-related services are compatible with maintaining Deloitte's independence. The Audit Committee approved 100% of all fees incurred in fiscal 2010.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
PROPOSAL NUMBER 2.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES
RECEIVED BY THEM FOR PROPOSAL NUMBER 2.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

        Except for proposals submitted to the Company pursuant to and in compliance with Rule 14a-8 of the Exchange Act, as amended ("Rule 14a-8"), nominations of persons for election to the Company's Board and the proposal of business other than nominations to be considered by the stockholders at the Company's 2011 annual meeting must be made in compliance with the Company's Bylaws and delivered to our Secretary not later than the close of business on May 12, 2011 nor earlier than the close of business on April 12, 2011.

        Stockholders who, pursuant to and in compliance with Rule 14a-8, submit a proposal to be included in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders, must submit the proposal in writing to our Secretary no later than March 15, 2011 for the Company to consider it for inclusion in the Proxy Statement for the 2011 Annual Meeting of Stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

        All nominations and proposals shall be delivered to our Secretary at our principal executive offices at 29903 Agoura Road, Agoura Hills, California 91301.

OTHER BUSINESS

        We know of no business, other than as stated in the Notice of Annual Meeting of Stockholders, to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment and discretion of the persons appointed by the proxies.

By Order of the Board of Directors

Edward L. Kaufman Secretary

July 13, 2010

PLEASE COMPLETE, DATE, SIGN AND
RETURN YOUR PROXY PROMPTLY

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 017REB 1 U P X + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as the stockholder name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the authorized officer. If a partnership or limited liability company, or any other entity, please sign in such entity’s name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. For Against Abstain 2. RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 31, 2011. 3. For the proxies, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting. Change of Address — Please print new address below. 01 - Brian J. Farrell 04 - Brian P. Dougherty 07 - James L. Whims 02 - Lawrence Burstein 05 - Jeffrey W. Griffiths 03 - Henry T. DeNero 06 - Gary E. Rieschel 1. Election of Directors: To elect each of the following nominees as a director of the Company to serve until the next annual meeting and until his successor is elected and qualified. For Withhold For Withhold For Withhold 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 1234 5678 9012 345 0 2 6 2 7 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Pacific Time, on August 10, 2010. Vote by Internet Log on to the Internet and go to www.investorvote.com/THQI Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

29903 Agoura Road Agoura Hills, California 91301 2010 ANNUAL MEETING OF STOCKHOLDERS This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints and constitutes Brian J. Farrell and Paul J. Pucino, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote all the shares of Common Stock of THQ Inc. (the “Company”) standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Tuesday, August 10, 2010 at the Four Seasons Hotel, Two Dole Drive, Westlake, California 91362 at 9:00 a.m., Pacific Daylight Time and any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as stated on the reverse side. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted: FOR the election of the nominees listed above under Election of Directors and FOR the ratification of the Independent Registered Public Accounting Firm; and the proxies will vote in their discretion, upon such other matters as may properly come before the Annual Meeting. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE PROXY STATEMENT. (Continued and to be signed on reverse side) Proxy — THQ Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.